EXHIBIT (c)(ix)

Government of Queensland’s Consolidated Financial Statements for the Year Ended June 30, 2018.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•

the effects, both internationally and in Australia, of any subsequent economic downturn, the effect of ongoing economic, banking and sovereign debt risk, and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

2017–18

REPORT ON STATE FINANCES

of the Queensland Government – 30 June 2018

Incorporating the Outcomes Report and

the AASB 1049 Financial Statements

Contents

Page
Message from the Treasurer	2

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	3-01
Operating Statement by Sector	3-07
Balance Sheet by Sector	3-08
Cash Flow Statement by Sector	3-09
General Government Sector Taxes	3-10
General Government Sector Dividend and Income Tax Equivalent Income	3-10
General Government Sector Grant Revenue	3-11
General Government Sector Grant Expenses	3-11
General Government Sector Expenses by Function	3-12
General Government Sector Purchases of Non-financial Assets by Function	3-13
Certification of Outcomes Report	3-14

AASB 1049 Financial Statements

Overview and Analysis	4-01

Audited Financial Statements
Operating Statement	5-01
Balance Sheet	5-03
Statement of Changes in Net Assets (Equity)	5-04
Cash Flow Statement	5-06
Notes to the Financial Statements	5-07
Certification of Queensland State Government Financial Statements	5-95
Independent Auditor’s Report to the Treasurer of Queensland	5-96

Report on State Finances 2017–18 – Queensland Government	1

Message from the Treasurer

This Report on State Finances incorporates Queensland’s Outcomes Report and AASB 1049 Financial Statements for the General Government Sector (GGS) and Whole of Government or Total State Sector (TSS), providing a comprehensive analysis of Government’s finances for the 2017-18 financial year.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF. The Outcomes Report compares achieved financial results with revised forecasts contained in the 2018-19 Budget papers.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AASB 1049 and other applicable standards. The statements present the Operating Statement, Balance Sheet and Cash Flows of the Queensland Total State Sector on a consolidated basis and the GGS on a partially consolidated basis.

AASB 1049 was released in October 2007. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements is required for both the GGS and Total State Sector. Comparison is with the prior year, though the GGS financial statements also require analysis of variances between original budget and actuals.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

A full list of consolidated entities is disclosed in Note 50 of the financial statements.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

•	the annual Budget papers;

•	Budget updates including the Mid Year Fiscal and Economic Review;

•	the Treasurer’s Consolidated Fund Financial Report; and

•	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

The Honourable Jackie Trad MP

Deputy Premier

Treasurer

Minister for Aboriginal and Torres Strait Islander Partnerships

2	Report on State Finances 2017–18 – Queensland Government

2017–18

Outcomes Report

Uniform Presentation Framework of the

Queensland Government – 30 June 2018

Outcomes Report - Overview and Analysis

Overview

The General Government UPF net operating balance for 2017-18 was a surplus of $1.753 billion, which is $241 million above the 2018-19 Budget estimated actual surplus of $1.512 billion.

The 2017-18 result is the second largest operating surplus since 2005-06.

Chart 3.1: General Government Sector net operating balance 2007-08 to 2017-18.

Source: Queensland Report on State Finances AASB 1049 Statements 2007-08 to 2017-18

GGS gross borrowings at 30 June 2018 were $31.53 billion, slightly above the estimated actual of $31.367 billion and significantly below the 2014-15 Budget projection of $48.421 billion, as shown in Chart 3.2.

Chart 3.2: General Government Sector borrowings for 2017-18, estimates and actual

Source: Queensland State Budgets 2014-15 to 2017-18, and 2017-18 Report on State Finances

Report on State Finances 2017–18 – Queensland Government	3-01

Outcomes Report - Overview and Analysis

Relative to 2016-17, the GGS gross borrowings decreased by $1.71 billion in 2017-18, while revenue increased by $1.893 billion. As a result, the debt to revenue ratio improved (decreased) from 59% in 2016-17 to 54% in 2017-18. The Government’s Debt Action Plan played a significant role in this improvement.

Non-financial Public Sector gross borrowings of $69.522 billion in 2017-18 were $12.548 billion lower than the 2014-15 Budget projection. The 2017-18 outcome was $2.467 billion lower than the 2017-18 Budget of $71.989 billion.

The proportion of General Government net investment in non-financial assets funded through operating cash flows in 2017-18 was 107%, compared with the estimated actual at the time of the 2018-19 Budget of 99%. The outcome represents a significant improvement on the 2017-18 Budget projection of 59% and the 2017-18 MYFER estimate of 69%.

Chart 3.3: General Government Sector operating cashflows as a proportion of net investments in non-financial assets for 2017-18, estimates and actual

Source: Queensland 2017-18 MYFER, 2017-18 State Budget, 2018-19 State Budget and 2017-18 Report on State Finances

Fiscal principles

In keeping with the requirement to regularly report progress against the principles set out in the Charter of Fiscal Responsibility, the table on page 3-03 provides an overview of these fiscal principles and progress against them for the 2017-18 financial year.

Principle 1 - Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio

In managing GGS debt, a debt to revenue ratio is a key measure of the sustainability of a jurisdiction’s debt levels. Queensland’s debt to revenue ratio was 54% in 2017-18, in line with the estimated actual and substantially below the peak of 91% in 2012-13.

The lower level of debt provided capacity to support additional infrastructure investment in the 2018-19 Budget.

Principle 2 - Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenues rather than borrowing

Given the importance of managing GGS debt, the Government recognises that the size of the General Government operating surplus must be large enough that recurrent revenues, rather than borrowings, are the primary funding source for capital investment in the GGS.

The proportion of General Government net investment in non-financial assets funded through operating cash flows in 2017-18 was 107%, compared to 99% estimated in the 2018-19 Budget.

Principle 3 - The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging

Actual capital purchases for 2017-18 are $5.127 billion, $4 million higher than anticipated in the original 2017-18 Budget. While the value of the capital program can fluctuate across individual years, the 2018-19 Budget provides for GGS capital purchases of non-financial assets to average $6.99 billion across 2018-19 to 2021-22.

3-02	Report on State Finances 2017–18 – Queensland Government

Outcomes Report - Overview and Analysis

Fiscal principles - continued

Principle 4 - Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates

Government has a clear role in providing an economic environment that supports business and jobs growth and does not place undue strain on households. In 2017-18, own-source revenue represented 8.6% of nominal gross state product, slightly higher than estimated in the 2018-19 Budget. Own source revenue is expected to average 8% of gross state product across the forward estimates.

Principle 5 - Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover. The latest full actuarial review of the QSuper scheme was as at 30 June 2017 and was published in a report dated 1 December 2017. The report found the scheme to be fully funded.

As at 30 June 2018, WorkCover Queensland was fully funded.

Principle 6 - Maintain a sustainable public service by ensuring that overall growth in full-time equivalents (FTE) employees, on average over the forward estimates, does not exceed population growth

The Government has committed to providing high quality and appropriate frontline services that keep pace with growth in the population, while maintaining fiscally responsible and affordable levels of expenditure.

Departmental FTEs increased by 3.64% in 2017-18, compared with estimated actual growth of 3.88% at the time of the 2018-19 Budget, with most of the growth attributable to health and education. Average FTE growth over the forward estimates is budgeted to be 1.7%, compared to estimated population growth for Queensland of 1 3⁄4%.

The fiscal principles of the Queensland Government 2017-18

Principle	Indicator
Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio	Debt to Revenue Ratio
	Est. Actual	Outcome
	54%	54%
Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenue rather than borrowings	Net operating cash flows as a proportion of net investments in non-financial assets
	Est. Actual	Outcome
	99%	107%
The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging	GGS purchases of non-financial assets
	Est. Actual	Outcome
	$4.905 billion	$5.127 billion
Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates	Own-source revenue to gross state product ratio
	Est. Actual	Outcome
	8.5%	8.6%

Target full funding of long-term liabilities such as superannuation and WorkCover in accordance with actuarial advice	The latest full actuarial review of the QSuper scheme as 30 June 2017 found the scheme to be fully funded

Maintain a sustainable public service by ensuring that overall growth in full-time equivalent employees, on average over the forward estimates, does not exceed population growth	FTE growth across forward estimates 1.7%. Average population growth across forward estimates 1 3⁄4%

Report on State Finances 2017–18 – Queensland Government	3-03

Outcomes Report - Overview and Analysis

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector for 2017-18.

	General Government		Public Non-financial		Non-financial Public
	Sector		Corporations Sector		Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	58,259	58,087	13,303	13,652	66,192	66,175
Expenses	56,747	56,335	11,486	11,759	64,682	64,378
Net operating balance	1,512	1,753	1,817	1,893	1,510	1,797
Capital purchases	4,905	5,127	2,751	2,509	7,656	7,644
Fiscal balance	(604)	(586)	1,554	1,797	(869)	(647)
Borrowing	31,367	31,530	38,135	37,992	69,501	69,522

Notes:

1.	Numbers may not add due to rounding
2.	Non-financial Public Sector consolidates the General Government and Public Non-financial Corporations Sector and excludes inter-sector transactions and balances.

General Government Sector

	2017-18	2017-18
General Government Revenue	Est. Actual	Outcome
	$ million	$ million
Taxation revenue	13,284	13,244
Grants revenue	28,481	27,966
Sales of goods and services	5,861	5,884
Interest income	2,323	2,389
Dividend and income tax equivalent income	2,686	2,920
Other revenue	5,623	5,685

Total Revenue	58,259	58,087

Note:

1.	Numbers may not add due to rounding

Total GGS revenue was $172 million lower than the 2018-19 Budget estimated actual for 2017-18. Grants revenue was $515 million lower in the outcome due to the timing of Commonwealth grant receipts for health activity and remote housing. Offsetting this decrease were higher income tax equivalents, mainly from WorkCover, and higher other revenue from land contributions.

	2017-18	2017-18
General Government Expenses	Est. Actual	Outcome
	$ million	$ million
Employee expenses	22,838	22,678
Superannuation expenses
Superannuation interest cost	665	667
Other superannuation expenses	2,819	2,744
Other operating expenses	17,382	17,258
Depreciation and amortisation	3,330	3,325
Other interest expenses	1,616	1,614
Grant expenses	8,096	8,048

Total Expenses	56,747	56,335

Note:

1.	Numbers may not add due to rounding

Total GGS expenses for 2017-18 were $412 million (0.7%) lower than expected in the 2018-19 Budget estimated actual for 2017-18.

Employee expenses were $161 million lower than the estimated actual, which is borne out by lower than budgeted FTEs. Other operating expenses were $124 million lower mainly due to the timing of health expenses.

3-04	Report on State Finances 2017–18 – Queensland Government

Outcomes Report - Overview and Analysis

GGS expenditure is focused on the delivery of core services to the community. As shown in Chart 3.4 below, education and health account for over half of the total expenses.

Chart 3.4: Expenses by Function1 (General Government Sector) 2017-18

[1]	Refer to page 3-12 for further detail of expenses in each function.

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was $1.753 billion compared to the estimated actual in the 2018-19 Budget of $1.512 billion. Lower revenue was more than offset by lower expenses, as discussed above.

Capital Purchases

GGS purchases of non-financial assets (i.e. capital expenditure) totalled $5.127 billion which was $222 million more than the 2018-19 Budget estimate for 2017-18 capital purchases.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation and non-cash grants) and how much by borrowing.

The fiscal balance for 2017-18 has improved from a deficit of $604 million at the time of the 2018-19 Budget to a deficit of $586 million, mainly due to the improved operating position being largely offset by higher capital purchases.

Borrowing

Gross borrowings were $31.53 billion compared to $33.24 billion in the previous year.

Net Worth

The General Government’s net worth was $195.708 billion as at 30 June 2018, $3.978 billion lower than the estimated actual included in the 2018-19 Budget. The decrease related mainly to a revaluation decrement relating to road infrastructure, offset in part by an increase in the valuation of land under roads, hospitals and schools.

Net Debt

Net debt is the sum of advances received and borrowings less cash and deposits, advances paid and investments, loans and placements. The General Government Sector recorded negative net debt of $494 million at 30 June 2018, which means these financial assets exceeded these liabilities.

Report on State Finances 2017–18 – Queensland Government	3-05

Outcomes Report - Overview and Analysis

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of $1.368 billion differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The decrease from the estimated actual to the actual comprehensive result was due mainly to the revaluations of non-financial assets discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as GOCs that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved.

•

The PNFC Sector recorded a net operating surplus of $1.893 billion, $76 million higher than forecast. Both revenue and expenses were higher than forecast, mainly due to higher than expected demand and pricing for electricity generation.

•	The fiscal balance was a surplus of $1.797 billion, compared to an estimated surplus of $1.554 billion.

State Financial (Total State) Sector

The Total State Sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

•

The net operating balance for 2017-18 was a small deficit of $73 million, while the operating result was a surplus of $2.074 billion as it includes the decrease in market value of QTC’s external borrowings and derivatives and the increase in earnings investments managed by QIC.

•	Purchases of non-financial assets for the TSS were $7.659 billion.

•

The net worth was $190.135 billion, an increase of $1.474 billion to that published in 2016-17 due to market value adjustments to QTC’s external borrowings, derivatives and gains on trusts managed by QIC more than offsetting the overall decrement in non-financial assets.

3-06	Report on State Finances 2017–18 – Queensland Government

2017-18 Operating Statement by Sector ($ million)

			General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
			Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	Revenue from Transactions
	Taxation revenue		13,284	13,244	—	—	13,040	12,988	—	12,983
	Grants revenue		28,481	27,966	610	640	28,519	28,006	—	27,923
	Sales of goods and services		5,861	5,884	12,141	12,435	16,082	16,375	2,235	18,304
	Interest income		2,323	2,389	63	77	2,342	2,421	4,377	1,569
	Dividend and income tax equivalent income		2,686	2,920	13	13	109	217	—	14
	Other revenue		5,623	5,685	477	487	6,098	6,168	71	6,231
	Total Revenue from Transactions		58,259	58,087	13,303	13,652	66,192	66,175	6,682	67,023

Less	Expenses from Transactions
	Employee expenses		22,838	22,678	1,909	1,705	24,655	24,283	318	24,355
	Superannuation expenses
	Superannuation interest cost		665	667	—	(11)	665	656	—	656
	Other superannuation expenses		2,819	2,744	151	218	2,970	2,962	22	2,984
	Other operating expenses		17,382	17,258	4,275	4,573	19,728	19,868	1,811	21,667
	Depreciation and amortisation		3,330	3,325	2,470	2,480	5,800	5,804	35	5,839
	Other interest expenses		1,616	1,614	1,881	1,903	3,313	3,336	6,081	4,127
	Grants expenses		8,096	8,048	27	21	7,550	7,469	83	7,469
	Other property expenses		—	—	773	870	—	—	143	—
	Total Expenses from Transactions		56,747	56,335	11,486	11,759	64,682	64,378	8,492	67,096

Equals	Net Operating Balance		1,512	1,753	1,817	1,893	1,510	1,797	(1,810)	(73)
	Other economic flows - included in operating result		(91)	(384)	(58)	(210)	(199)	(644)	2,089	2,147
	Operating Result		1,421	1,368	1,759	1,684	1,311	1,153	279	2,074
	Other economic flows - other movements in equity		3,329	(596)	(1,120)	(653)	3,439	(380)	(55)	(599)
	Comprehensive Result - Total Change in Net Worth		4,750	772	639	1,030	4,750	773	224	1,474

	KEY FISCAL AGGREGATES

	Net Operating Balance		1,512	1,753	1,817	1,893	1,510	1,797	(1,810)	(73)

	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets		4,905	5,127	2,751	2,509	7,656	7,644	15	7,659
	Less	Sales of non-financial assets	227	291	46	47	273	339	8	347
	Less	Depreciation	3,330	3,325	2,470	2,480	5,800	5,804	35	5,839
	Plus	Change in inventories	32	13	(44)	36	(12)	49	—	49
	Plus	Other movements in non-financial assets	735	815	73	79	809	894	—	894
	Equals	Total Net Acquisition of Non-financial Assets	2,115	2,339	263	97	2,379	2,443	(27)	2,417
	Equals	Fiscal Balance	(604)	(586)	1,554	1,797	(869)	(647)	(1,783)	(2,490)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2017–18 – Queensland Government	3-07

2017-18 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets
Financial assets
Cash and deposits	579	1,298	698	581	1,277	1,879	749	1,201
Advances paid	630	629	1,762	2,284	616	622	—	622
Investments, loans and placements	32,655	32,846	578	482	33,234	33,328	139,514	70,539
Receivables	4,523	4,750	1,585	1,580	3,949	4,273	334	4,422
Equity
Investments in other public sector entities	23,002	23,120	—	—	4,490	4,216	—	—
Investments - other	154	155	240	238	393	393	—	393
Total financial assets	61,544	62,797	4,863	5,165	43,959	44,711	140,598	77,176

Non-financial Assets
Land and other fixed assets	203,721	200,458	62,132	62,506	265,853	262,964	178	263,142
Other non-financial assets	7,179	7,392	1,193	1,113	1,594	1,591	59	1,516
Total Non-financial Assets	210,900	207,850	63,326	63,619	267,447	264,554	238	264,658

Total assets	272,443	270,647	68,188	68,784	311,406	309,265	140,836	341,834

Liabilities
Payables	4,015	4,396	3,366	3,495	5,243	5,861	241	5,916
Superannuation liability	25,294	26,000	(324)	(368)	24,971	25,632	—	25,632
Other employee benefits	5,749	5,974	752	769	6,501	6,743	133	6,876
Deposits held	2	2	17	15	19	18	6,111	4,701
Advances received	2,229	2,747	7	7	460	462	—	462
Borrowing	31,367	31,530	38,135	37,992	69,501	69,522	126,394	99,185
Other liabilities	4,100	4,290	7,722	7,970	5,024	5,319	3,740	8,925
Total liabilities	72,757	74,939	49,675	49,879	111,720	113,556	136,619	151,698

Net Worth	199,686	195,708	18,513	18,905	199,686	195,709	4,216	190,135

Net Financial Worth	(11,213)	(12,141)	(44,812)	(44,715)	(67,760)	(68,845)	3,979	(74,523)
Net Financial Liabilities	34,216	35,261	N/A	N/A	72,250	73,062	N/A	74,523
Net Debt	(267)	(494)	35,121	34,667	34,854	34,173	(7,759)	31,988

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

3-08	Report on State Finances 2017–18 – Queensland Government

2017-18 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Cash Receipts from Operating Activities
Taxes received	13,282	13,232	—	—	13,039	12,982	—	12,977
Grants and subsidies received	28,529	28,020	585	707	28,556	28,048	—	27,965
Sales of goods and services	5,966	5,916	13,374	14,226	17,069	18,210	2,402	20,323
Interest receipts	2,321	2,389	63	73	2,340	2,421	4,476	1,666
Dividends and income tax equivalents	2,532	2,668	13	13	179	220	—	14
Other receipts	6,867	6,992	394	426	7,259	7,416	158	7,567
Total	59,497	59,216	14,429	15,445	68,442	69,298	7,036	70,512
Cash Payments for Operating Activities
Payments for employees	(26,375)	(25,964)	(2,062)	(1,885)	(28,344)	(27,749)	(318)	(27,820)
Payments for goods and services	(18,691)	(18,496)	(4,890)	(5,615)	(21,302)	(22,157)	(1,393)	(23,535)
Grants and subsidies	(8,186)	(8,014)	(281)	(270)	(7,908)	(7,602)	(83)	(7,602)
Interest paid	(1,614)	(1,590)	(1,900)	(1,896)	(3,331)	(3,315)	(6,081)	(4,107)
Other payments	—	(1)	(1,260)	(1,452)	(548)	(647)	(359)	(837)
Total	(54,866)	(54,066)	(10,392)	(11,118)	(61,432)	(61,470)	(8,234)	(63,902)

Net Cash Inflows from Operating Activities	4,631	5,150	4,037	4,327	7,010	7,827	(1,197)	6,611

Cash Flows from Investments in Non-financial Assets
Purchases of non-financial assets	(4,905)	(5,127)	(2,751)	(2,509)	(7,656)	(7,644)	(15)	(7,659)
Sales of non-financial assets	227	291	46	47	273	339	8	347
Total	(4,678)	(4,835)	(2,704)	(2,462)	(7,383)	(7,305)	(8)	(7,313)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	515	534	(473)	(988)	465	484	(500)	(16)

Net Cash Flows for Investments in Financial Assets for Liquidity Purposes	(1,054)	(1,095)	(8)	71	(1,063)	(1,024)	3,301	1,244

Receipts from Financing Activities
Advances received (net)	403	905	(1)	(1)	(21)	(34)	—	(34)
Borrowing (net)	(353)	(396)	41	(32)	(312)	(428)	294	(153)
Dividends paid	—	—	(1,658)	(1,658)	—	—	(41)	—
Deposits received (net)	46	7	—	(2)	46	5	(1,094)	(356)
Other financing (net)	—	—	1	(138)	1	(138)	(2,263)	(1,369)
Total	96	517	(1,617)	(1,831)	(286)	(595)	(3,104)	(1,912)

Net Increase/(Decrease) in Cash Held	(491)	271	(766)	(883)	(1,256)	(612)	(1,508)	(1,385)

Net cash from operating activities	4,631	5,150	4,037	4,327	7,010	7,827	(1,197)	6,611
Net cash from investments in non-financial assets	(4,678)	(4,835)	(2,704)	(2,462)	(7,383)	(7,305)	(8)	(7,313)
Dividends paid	—	—	(1,658)	(1,658)	—	—	(41)	—
Cash Surplus/(Deficit)	(47)	315	(326)	207	(373)	522	(1,246)	(702)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(47)	315	(326)	207	(373)	522	(1,246)	(702)
Acquisitions under finance leases and similar arrangements	(559)	(584)	—	—	(559)	(584)	—	(584)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(606)	(269)	(326)	207	(932)	(62)	(1,246)	(1,286)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2017–18 – Queensland Government	3-09

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2017-18 Outcome $ million
Taxes on employers’ payroll and labour force	3,906

Taxes on property
Land taxes	1,180
Stamp duties on financial and capital transactions	3,023
Other	687

Taxes on the provision of goods and services
Taxes on gambling	1,190
Taxes on insurance	944

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,313
Other	1

Total Taxation Revenue	13,244

Note:

1.	Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2017-18 Outcome $ million
Dividend and Income Tax Equivalent income from PNFC sector	2,715
Dividend and Income Tax Equivalent income from PFC sector	203
Other Dividend and Income Tax Equivalent income	1

Total Dividend and Income Tax Equivalent income	2,920

Note:

1.	Numbers may not add due to rounding.

3-10	Report on State Finances 2017–18 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector Grant Revenue

2017-18 Outcome $ million
Current grant revenue

Current grants from the Commonwealth
General purpose grants	15,161
Specific purpose grants	7,596
Specific purpose grants for on-passing	3,023
Total current grants from the Commonwealth	25,779
Other contributions and grants	317
Total current grant revenue	26,096

Capital grant revenue

Capital grants from the Commonwealth
Specific purpose grants	1,781
Specific purpose grants for on-passing	—
Total capital grants from the Commonwealth	1,781
Other contributions and grants	89
Total capital grant revenue	1,870

Total grant revenue	27,966

Note:

1.	Numbers may not add due to rounding.

General Government Sector Grant Expense

2017-18 Outcome $ million
Current grant expenses

Private and not-for-profit sector	2,128
Private and not-for-profit sector on-passing	2,559
Local Government	217
Local Government on-passing	474
Grants to other sectors of Government	944
Other	281
Total current grant expense	6,601

Capital grant expenses

Private and not-for-profit sector	274
Local Government	930
Local Government on-passing	—
Grants to other sectors of Government	46
Other	197
Total capital grant expenses	1,447

Total grant expenses	8,048

Note:

1.	Numbers may not add due to rounding.

Report on State Finances 2017–18 – Queensland Government	3-11

Outcomes Report - Other General Government UPF Data

General Government Sector Expenses by Function

2017-18 Outcome $ million

General Public Services	5,391
Executive and legislative organs, financial and fiscal affairs, external affairs	635
General services	268
Public debt transactions	1,590
Transfers of a general character between level of government	478
General public services n.e.c.	2,420

Public Order and Safety	4,992
Police services	2,092
Civil and fire protection services	487
Law courts	945
Prisons	959
Public order and safety n.e.c.	510

Economic Affairs	1,717
General economic, commercial and labour affairs	266
Economic affairs n.e.c.	329
Agriculture, forestry, fishing and hunting	529
Fuel and energy	318
Communication	153
R&D - Economic affairs	123

Environmental Protection	786
Waste water management	3
Protection of biodiversity and landscape	607
Environmental protection n.e.c.	176

Housing and Community Amenities	963
Housing development	652
Community development	182
Water supply	93
Housing and community amenities n.e.c.	35

2017-18 Outcome $ million

Health	16,834
Outpatient services	2,325
Hospital services	9,980
Mental health institutions	418
Community health services	3,259
Public health services	372
Health n.e.c.	223
R&D - Health	258

Recreation, Culture and Religion	1,606
Recreation and sporting services	1,011
Cultural services	383
Recreation, culture and religion n.e.c.	212

Education	13,618
Pre-primary and primary education	6,572
Secondary education	4,438
Tertiary education	1,214
Subsidiary services to education	187
Education n.e.c.	1,207

Social Protection	4,655
Sickness and disability	1,652
Old age	11
Family and children	1,775
Housing	490
Social exclusion n.e.c.	165
Social protection n.e.c.	563

Transport	5,772
Road transport	2,514
Bus transport	59
Water transport	140
Railway transport	1,768
Multi-mode urban transport	822
Transport n.e.c.	469

Total	56,335

Note:

1.	Numbers may not add due to rounding.

3-12	Report on State Finances 2017–18 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector Purchases of Non-financial Assets by Function

2017-18 Outcome $ million
General public services	154
Public order and safety	386
Economic affairs	21
Environmental protection	85
Housing and community amenities	319
Health	655
Recreation, culture and religion	43
Education	613
Social protection	26
Transport	2,824
Total	5,127

Note:

1.	Numbers may not add due to rounding

Report on State Finances 2017–18 – Queensland Government	3-13

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting .

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii)	the Balance Sheet of the Government at 30 June 2018.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Glenn Miller	Mary-Anne Curtis
Assistant Under Treasurer	Acting Under Treasurer
Queensland Treasury	Queensland Treasury

30 November 2018

3-14	Report on State Finances 2017–18 – Queensland Government

2017–18

AASB 1049

Financial Statements

Overview and Analysis – 30 June 2018

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector (TSS) performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government Sector		Total State Sector
	2018 $ million	2017 $ million	2018 $ million	2017 $ million
Taxation revenue	13,244	12,919	12,983	12,680
Grants revenue	27,966	27,384	27,923	27,324
Sales of goods and services	5,884	5,642	18,304	18,360
Interest income	2,389	2,351	1,569	1,551
Dividend and income tax equivalents income	2,920	2,675	14	14
Other revenue	5,685	5,223	6,231	5,674
Continuing Revenue from Transactions	58,087	56,194	67,023	65,603

Employee expenses	22,678	21,258	24,355	22,843
Superannuation expenses	3,412	3,175	3,640	3,431
Other operating expenses	17,258	15,579	21,667	19,814
Depreciation and amortisation	3,325	3,068	5,839	5,523
Other interest expense	1,614	1,722	4,127	3,940
Grants expenses	8,048	8,568	7,469	7,900
Continuing Expenses from Transactions	56,335	53,369	67,096	63,450

Net Operating Balance	1,753	2,825	(73)	2,152

Other Economic Flows - Included in Operating Result	(384)	348	2,147	5,117
Operating Result	1,368	3,173	2,074	7,269

Other Economic Flows - Other Movements in Equity	(647)	3,716	(650)	3,164
Comprehensive Result [1]	721	6,889	1,423	10,433

Purchases of non-financial assets	5,127	4,620	7,659	7,314

Fiscal Balance	(586)	560	(2,490)	(341)

Assets	270,647	269,821	341,834	341,385
Liabilities	74,939	74,833	151,698	152,672
Net Worth	195,708	194,988	190,135	188,712

Note:

1.	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2017 recast position, rather than the 2017 published position.

Report on State Finances 2017–18 – Queensland Government	4-01

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a surplus of $1.753 billion compared to a restated surplus of $2.825 billion in 2016-17.

GGS revenue grew by around 3% ($1.893 billion) while expenses grew by around 6% ($2.966 billion) over the year.

The TSS net operating balance showed a deficit of $73 million compared to a restated surplus of $2.152 billion in 2016-17.

The variances are explained below.

Revenue

Revenue from transactions increased from $56.194 billion in 2016-17 to be $58.087 billion in the GGS and totals $67.023 billion in the TSS, an increase of $1.421 billion over 2016-17.

Revenues by type for the GGS and TSS are shown in the following chart:

*	Other revenue includes dividend and tax equivalents income.

Taxation revenue increased in 2017-18 by $325 million for GGS and $303 million for the TSS. This mainly reflects increased collections in all categories apart from transfer duty on large business transactions. Payroll tax increased $211 million resulting from improvements in mining and construction activity.

Commonwealth and other grants comprised 48% of GGS revenue and 42% of TSS revenue. Grant revenue overall increased $583 million from 2016-17 for the GGS and $599 million for the TSS. The increase was primarily due to

•	higher GST of $1.190 billion (increased size of pool and higher relativities);

•	specific purpose payments from the Commonwealth which increased $519 million, mainly for health and education services;

•	lower funding for NDRRA ($930 million).

Dividend and income tax revenue for the GGS was higher in 2017-18 mainly due to the increased returns from the generation sector.

GGS other revenue was $462 million higher in 2017-18 than 2016-17 mainly due to higher coal royalties. These increases flow through to TSS.

4-02	Report on State Finances 2017–18 – Queensland Government

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2017-18 were $56.335 billion for the GGS and $67.097 billion for the TSS, $2.966 billion and $3.646 billion more than the previous year respectively.

Expenses by type are shown in the following chart:

Employee and superannuation expenses were 6.8% higher in 2017-18, consistent with the estimates in both the 2017-18 and 2018-19 Budgets. The increases are in the areas of Health and Education, reflecting the Government’s commitment to revitalising frontline services.

Other operating expenses were $1.68 billion more than 2016-17 for the GGS (redress scheme for victims of sexual abuse, health activity and 2018 Commonwealth Games) and were $1.853 billion higher for the TSS.

Depreciation increased by $256 million for the GGS due to increases in road and hospital infrastructure.

Interest costs decreased by $108 million to $1.614 billion for the GGS in 2017-18, mainly due to the effect of the Government’s Debt Action Plan.

Grant expenses decreased $520 million in the GGS due to the one-off Solar Boost Scheme expense in 2016-17 which assumed the obligation for the Solar Bonus Scheme from 2017-18 to 2019-20, as well as the timing of Commonwealth Financial Assistance Grants to local governments. Offsetting these decreases were increases in NDIS funding and grants to non-state schools.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2017-18 year was a surplus of $1.368 billion (2016-17, $3.173 billion). The difference in the result compared to 2016-17 is due to the lower net operating balance, discussed above, and lower dividends treated as capital returns.

The TSS operating result was a surplus of $2.074 billion compared to a surplus of $7.269 billion in 2016-17. The lower result in 2017-18 arises mainly from the lower net operating balance as well as from the net effect of realised and unrealised market value adjustments to derivatives, investments and borrowings.

Report on State Finances 2017–18 – Queensland Government	4-03

AASB 1049 - Overview and Analysis

Fiscal Balance

The GGS fiscal deficit was $586 million for 2017-18 compared to a surplus of $560 million for 2016-17. The TSS fiscal deficit was $2.49 billion for 2017-18 compared to a deficit of $341 million for 2016-17 due to the lower net operating balance.

Assets

Assets controlled by the GGS at 30 June 2018 totalled $270.647 billion, an increase of $826 million on 2016-17, while assets controlled by the TSS at 30 June 2018 totalled $341.834 billion (2017, $341.385 billion), an increase of $449 million.

Financial assets in the GGS were $460 million higher than 2016-17, partly due to the Investments in the PNFC and PFC sectors which are higher in 2017-18 due to stronger net operating balances and market value adjustments to financial and non-financial assets. Partly offsetting this increase was lower Fixed Rate Note balances following repatriations.

Financial assets of the State decreased by $943 million, mainly reflecting lower cash balances ($1.385 billion) partly offset by higher Securities other than shares ($623 million), following strong returns on equities in trusts managed by QIC.

Non-financial assets increased by $366 million in the GGS due to higher deferred tax balances and lease prepayments. The increase at the TSS level was $1.392 billion as capital purchases exceeded depreciation and revaluations.

The main types of assets owned by the State are detailed in the following chart:

Total Assets by Type, 2017-18

Total State

Of the TSS assets, GGS assets comprised 79%, made up of:

	General Government	Total State
	$M	$M
Financial	62,797	77,176
Infrastructure	56,213	109,635
Land and buildings	130,536	133,468
Plant and equipment and other	21,101	21,555

	270,647	341,834

4-04	Report on State Finances 2017–18 – Queensland Government

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2018 totalled $74.939 billion for the GGS and $151.698 billion for the TSS, an increase of $106 million over 2016-17 for the GGS and a decrease of $974 million for the State.

The overall increase in liabilities for the GGS arose mainly from increases in advances from GOCs and provisions (including the Commonwealth’s redress scheme for victims of sexual abuse) being largely offset by lower overall borowings. Debt from QTC was reduced through utilising the redraw facility but this was partly offset by net new financing of PPPs such as New Generation Rollingstock and the Toowoomba Second Range Crossing.

For the TSS, securities and derivatives, largely held by QTC, have decreased $2.492 billion due to market value adjustments and debt repaid. Provisions have increased by $1.188 billion, mainly for the National Injury Insurance Scheme and redress scheme for victims of child sexual abuse, from which claims will be paid in future years.

The components of State liabilities are shown in the following chart:

Total Liabilities by Type, 2017-18

Total State

Of the TSS liabilities, GGS liabilities comprised 49%, made up of:

	General Government	Total State
	$M	$M
Securities and derivatives	122	96,708
Deposits held, borrowings and advances	34,157	7,641
Employee benefit obligations	31,973	32,508
Other liabilities	8,686	14,841

	74,939	151,698

Cash Flow Statement

The GGS recorded positive net cash flows from operating activities of $5.15 billion which were used to fund net investments in non-financial assets of $4.835 billion, resulting in a cash surplus of $315 million (2017: $1.448 billion). Under the Government’s Debt Action Plan, proceeds from defined benefit and QGIF surplus repatriations and GOC advances have enabled the reduction of debt.

The TSS recorded net cash flows from operating activities for the 2017-18 financial year of $6.611 billion. This has financed net investments in non-financial assets of $7.313 billion resulting in a cash deficit of $702 million (2017: $2.189 billion surplus).

Report on State Finances 2017–18 – Queensland Government	4-05

2017–18

Audited Information

Queensland General Government and

Whole of Government Consolidated

Financial Statements

30 June 2018

Operating Statement for Queensland

for the Year Ended 30 June 2018

				General Government Sector		Total State Sector
				2018	2017	2018	2017
			Notes	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions
	Taxation revenue		3	13,244	12,919	12,983	12,680
	Grants revenue		4	27,966	27,384	27,923	27,324
	Sales of goods and services		5	5,884	5,642	18,304	18,360
	Interest income		6	2,389	2,351	1,569	1,551
	Dividend and income tax equivalents income		7	2,920	2,675	14	14
	Other revenue		8	5,685	5,223	6,231	5,674
	Continuing Operations Total Revenue from Transactions			58,087	56,194	67,023	65,603

Less	Continuing Operations Expenses from Transactions
	Employee expenses		9	22,678	21,258	24,355	22,843
	Superannuation expenses
	Superannuation interest cost		48	667	514	656	510
	Other superannuation expenses		10	2,744	2,661	2,984	2,921
	Other operating expenses		11	17,258	15,579	21,667	19,814
	Depreciation and amortisation		12	3,325	3,068	5,839	5,523
	Other interest expense		13	1,614	1,722	4,127	3,940
	Grants expenses		14	8,048	8,568	7,469	7,900
	Continuing Operations Total Expenses from Transactions			56,335	53,369	67,096	63,450

Equals Net Operating Balance				1,753	2,825	(73)	2,152

Add	Continuing Operations Other Economic Flows - Included in Operating Result
	Gains/(losses) on sale of assets/settlement of liabilities		15	29	12	177	(150)
	Revaluation increments/(decrements) and impairment (losses)/reversals		16	(79)	57	1,665	3,099
	Asset write-downs		17	(239)	(135)	(314)	(190)
	Actuarial adjustments to liabilities		18	(69)	22	(72)	22
	Deferred income tax equivalents			(42)	50	—	—
	Dividends and tax equivalents treated as capital returns		19	50	660	—	—
	Other		20	(34)	(317)	692	2,335
	Continuing Operations Total Other Economic Flows - Included in Operating Result			(384)	348	2,147	5,117

Equals Operating Result from Continuing Operations				1,368	3,173	2,074	7,269

Add	Other Economic Flows - Other Movements in Equity
	Adjustments to opening balances *			—	(17)	—	(7)
	Revaluations**		21	(647)	3,733	(650)	3,172
	Other**		22	—	(1)	—	(1)
	Total Other Economic Flows - Other Movements in Equity			(647)	3,716	(650)	3,164

Equals	Comprehensive Result/Total Change in Net Worth			721	6,889	1,423	10,433

	KEY FISCAL AGGREGATES

	Net Operating Balance			1,753	2,825	(73)	2,152

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets			5,127	4,620	7,659	7,314
	Less	Sales of non-financial assets		291	389	347	474
	Less	Depreciation		3,325	3,068	5,839	5,523
	Plus	Change in inventories		13	—	49	4
	Plus	Other movement in non-financial assets		815	1,103	894	1,171
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets		2,339	2,265	2,417	2,493
Equals	Fiscal Balance			(586)	560	(2,490)	(341)

*	Refer to Statement of Changes in Net Assets (Equity)
**	Refer to page 5-02 for split of items in Other Movements in Equity between those that may and those that will not be reclassified subsequently to the Operating Result.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-01

Operating Statement for Queensland

for the Year Ended 30 June 2018

continued

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
Analysis of Other Economic Flows - Other Movements in Equity

Per AASB 7 Financial Instruments: Disclosures, Other Movements in Equity per page 5-01 are required to be classified as follows:

Items that will not be reclassified subsequently to Operating Result
Increments/(decrements) in asset revaluation surplus	(1,928)	1,803	(921)	2,126
Increments/(decrements) on investments	1,259	780	13	6
Actuarial gain/(loss) on defined benefit superannuation plans (net of tax)	(85)	1,149	(49)	1,283
Other	—	(1)	—	(1)
Total items that will not be reclassified subsequently to Operating Result	(754)	3,731	(957)	3,415

Items that may be reclassified subsequently to Operating Result
Increments/(decrements) on cash flow hedges (net of tax)	108	5	308	(241)
Increments/(decrements) on available-for-sale financial assets	(1)	(3)	(1)	(3)
Total items that may be reclassified subsequently to Operating Result when certain conditions are met	107	2	306	(244)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

5-02	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Balance Sheet for Queensland as at 30 June 2018

			General Government Sector		Total State Sector
			2018	2017	2018	2017
	Notes		$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	23		1,298	1,027	1,201	2,586
Receivables and loans
Receivables	24	(a)	4,750	4,873	4,422	4,247
Advances paid	24	(b)	629	633	622	628
Loans paid	24	(c)	207	180	9,754	10,040
Securities other than shares	25	(a)	32,639	33,589	60,785	60,162
Shares and other equity investments
Investments in public sector entities	25	(b)	23,120	21,882	—	—
Investments in other entities	25	(c)	8	8	245	309
Investments accounted for using the equity method	26	(a)	147	146	147	147
Total Financial Assets			62,797	62,337	77,176	78,119

Non-Financial Assets
Inventories	28		524	509	1,216	1,157
Assets held for sale	29		184	122	272	221
Investment properties	30		371	366	685	675
Property, plant and equipment	32		198,609	198,852	259,886	258,925
Intangibles	33		806	763	1,528	1,466
Deferred tax asset			6,420	6,186	—	—
Other non-financial assets	34		935	686	1,070	822
Total Non-Financial Assets			207,850	207,484	264,658	263,266

Total Assets			270,647	269,821	341,834	341,385

Liabilities
Payables	35		4,396	4,183	5,916	5,767
Employee benefit obligations
Superannuation liability	36	(a)	26,000	26,047	25,632	25,712
Other employee benefits	36	(b)	5,974	5,608	6,876	6,481
Deposits held	37	(a)	2	3	4,701	5,040
Borrowings and advances
Advances received	37	(b)	2,747	1,830	462	485
Borrowings	37	(b)	31,408	33,240	2,477	2,216
Securities and derivatives	37	(c)	122	—	96,708	99,200
Deferred tax liability			582	794	—	—
Provisions	38		2,635	1,922	7,092	5,904
Other liabilities	39		1,073	1,206	1,833	1,869
Total Liabilities			74,939	74,833	151,698	152,672

Net Assets			195,708	194,988	190,135	188,712

Net Worth
Accumulated surplus/(deficit)			89,705	87,740	85,472	83,042
Reserves			106,004	107,247	104,664	105,671
Total Net Worth			195,708	194,988	190,135	188,712

KEY FISCAL AGGREGATES
Net Financial Worth			(12,141)	(12,496)	(74,523)	(74,553)
Net Financial Liabilities			35,261	34,378	74,523	74,553
Net Debt			(494)	(355)	31,988	33,525

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-03

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector for the Year ended 30 June 2018

		Adjustments to	Comprehensive Result for Period
	Opening Balance	Opening Balances	Movements	Transfers /Entity Cessation	Actuarial Gain /Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2018
Accumulated surplus	87,740	—	1,368	682	(85)	89,705
Revaluation reserve - financial assets	15,042	—	1,366	1	—	16,409
Revaluation reserve - non-financial assets	92,099	—	(1,928)	(683)	—	89,488
Other reserves	106	—	—	1	—	106

Total equity at the end of the financial year	194,988	—	806	—	(85)	195,708

		Adjustments to	Comprehensive Result for Period [4]
	Opening Balance	Opening Balances	Movements	Transfers /Entity Cessation	Actuarial Gain /Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2017
Accumulated surplus[1]	83,338	14	3,173	67	1,149	87,740
Revaluation reserve - financial assets[2]	14,257	—	782	3	—	15,042
Revaluation reserve - non-financial assets[3]	90,394	(31)	1,803	(67)	—	92,099
Other reserves	110	—	—	(4)	—	106

Total equity at the end of the financial year	188,099	(17)	5,758	(1)	1,149	194,988

The following notes relate to prior year adjustments to equity:

1.

The opening accumulated surplus has increased by $14 million, mainly as a result of a re-statement by the Department of Health in relation to demolition works carried out on the former Gold Coast Hospital land.

The movement in accumulated surplus for the period includes a prior year decrease of $30 million which is mainly due to a tax equivalent adjustment. There was also an actuarial revision (gain) of the defined benefit superannuation member fund assets of $77 million.

2.

The movement in financial asset revaluation reserve for the period includes a prior year increase of $21 million, mainly in relation to the change in value of the Public Non-financial Corporations Sector.

3.	The opening non-financial asset revaluation reserve has decreased by $31 million due to a change in accounting policy regarding complex asset valuation by the Public Safety Business Agency.
4.	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

5-04	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the Year Ended 30 June 2018

		Adjustments to	Comprehensive Result for Period
	Opening Balance	Opening Balances	Movements	Transfers /Entity Cessation	Actuarial Gain /Loss on Superannuation [1]	Closing Balance
	$M	$M	$M	$M	$M	$M
2018
Accumulated surplus	83,042	—	2,074	406	(49)	85,472
Revaluation reserve - financial assets	705	—	320	1	—	1,026
Revaluation reserve - non-financial assets	103,359	—	(921)	(721)	—	101,717
Other reserves	1,607	—	—	315	—	1,921

Total equity at the end of the financial year	188,712	—	1,473	—	(49)	190,135

		Adjustments to	Comprehensive Result for Period[4]
	Opening Balance	Opening Balances	Movements	Transfers /Entity Cessation	Actuarial Gain /Loss on Superannuation [1]	Closing Balance
	$M	$M	$M	$M	$M	$M
2017
Accumulated surplus[2]	74,740	24	7,269	(275)	1,283	83,042
Revaluation reserve - financial asset	940	—	(238)	3	—	705
Revaluation reserve - non-financial assets[3]	101,332	(31)	2,126	(69)	—	103,359
Other reserves	1,267	—	—	340	—	1,607

Total equity at the end of the financial year	178,279	(7)	9,157	(1)	1,283	188,712

The following notes relate to prior year adjustments to equity:

1.	Refer to Note 48 - Retirement Benefit Obligations.

2.

The opening accumulated surplus has increased by $24 million, mainly as a result of a re-statement by the Department of Health in relation to demolition works carried out on the former Gold Coast Hospital land and a change in accounting policy in relation to stripping costs in the development of open cut pits by Stanwell Corporation.

The movement in accumulated surplus for the period includes a prior year decrease of $25 million which is mainly due to a change in accounting policy in relation to stripping costs in the development of open cut pits by Stanwell Corporation. There was also an actuarial revision (gain) on the defined benefit superannuation member fund assets of $77 million.

3.	The opening non-financial asset revaluation reserve has decreased by $31 million due to a change in accounting policy regarding complex asset valuation by the Public Safety Business Agency.

4.	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-05

Cash Flow Statement for Queensland

for the Year Ended 30 June 2018

			General Government Sector		Total State Sector
			2018	2017	2018	2017
	Notes		$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received			13,232	12,940	12,977	12,677
Grants and subsidies received			28,020	27,175	27,965	27,109
Sales of goods and services			5,916	6,116	20,323	20,437
Interest receipts			2,389	2,351	1,666	1,409
Dividends and income tax equivalents			2,668	1,924	14	14
Other receipts			6,992	6,477	7,567	6,846
			59,216	56,982	70,512	68,492
Cash paid
Payments for employees			(25,964)	(24,278)	(27,820)	(26,101)
Payments for goods and services			(18,496)	(17,005)	(23,535)	(21,711)
Grants and subsidies paid			(8,014)	(8,316)	(7,602)	(6,911)
Interest paid			(1,590)	(1,700)	(4,107)	(3,879)
Other payments			(1)	(5)	(837)	(862)
			(54,066)	(51,304)	(63,902)	(59,463)
Net Cash Flows from Operating Activities	40	(a)	5,150	5,678	6,611	9,029

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets			(5,127)	(4,620)	(7,659)	(7,314)
Sales of non-financial assets			291	389	347	474
			(4,835)	(4,230)	(7,313)	(6,840)
Financial Assets (Policy Purposes)
Equity acquisitions			(4)	(3)	(4)	—
Equity disposals			557	978	7	(24)
Advances and Concessional Loans Paid			(166)	(154)	(166)	(154)
Advances and Concessional Loans Received			147	133	147	132
			534	954	(16)	(46)
Financial Assets (Liquidity Purposes)
Sales of investments			4,549	2,504	52,801	35,653
Purchases of investments			(5,644)	(5,128)	(51,556)	(37,194)
			(1,095)	(2,624)	1,244	(1,541)
Net Cash Flows from Investing Activities			(5,396)	(5,900)	(6,084)	(8,428)

Cash Flows from Financing Activities
Cash received
Advances received			3,254	1,410	—	12
Proceeds of borrowing			146	112	484	79
Deposits received			50	5	606	2,944
Other financing (including interest bearing liabilities)			—	—	53,038	48,054
			3,450	1,528	54,128	51,090
Cash paid
Advances paid			(2,349)	(95)	(34)	(42)
Borrowing repaid			(542)	(1,239)	(637)	(424)
Deposits withdrawn			(42)	(6)	(962)	(2,657)
Other financing (including interest bearing liabilities)			—	—	(54,406)	(47,817)
			(2,933)	(1,340)	(56,039)	(50,939)
Net Cash Flows from Financing Activities			517	188	(1,912)	151

Net increase/(decrease) in Cash and Deposits Held			271	(35)	(1,385)	752
Cash and deposits at the beginning of the financial year			1,027	1,062	2,586	1,833
Cash and Cash Equivalents Held at the End of the Financial Year	23		1,298	1,027	1,201	2,586

KEY FISCAL AGGREGATES
Net Cash from Operating Activities			5,150	5,678	6,611	9,029
Net Cash Flow from Investments in Non-Financial Assets			(4,835)	(4,230)	(7,313)	(6,840)
CASH SURPLUS/(DEFICIT)			315	1,448	(702)	2,189

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)			315	1,448	(702)	2,189
Acquisitions under finance leases and similar arrangements			584	758	584	758
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements			899	2,205	(118)	2,946

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows. There have been some reclassifications of line items (refer to note 1(l)).

5-06	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

Index of Notes

Note	Title	Page

1.	Basis of financial statements preparation	5-08
2.	Disaggregated information	5-15
3.	Taxation revenue	5-22
4.	Grants revenue	5-22
5.	Sales of goods and services	5-22
6.	Interest income	5-23
7.	Dividend and income tax equivalents income	5-23
8.	Other revenue	5-23
9.	Employee expenses	5-23
10.	Other superannuation expenses	5-23
11.	Other operating expenses	5-24
12.	Depreciation and amortisation	5-24
13.	Other interest expense	5-25
14.	Grants expenses	5-25
15.	Gains/(losses) on sale of assets/settlement of liabilities	5-25
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	5-25
17.	Asset write-downs	5-27
18.	Actuarial adjustments to liabilities	5-27
19.	Dividends and tax equivalents treated as capital returns	5-27
20.	Other economic flows - included in operating result - other	5-27
21.	Other economic flows - other movements in equity - revaluations	5-27
22.	Other economic flows - other movements in equity - other	5-28
23.	Cash and deposits	5-28
24.	Receivables and loans	5-28
25.	Securities and shares	5-30
26.	Other investments	5-32
27.	Public private partnerships	5-34
28.	Inventories	5-38
29.	Assets held for sale	5-39
30.	Investment properties	5-39
31.	Restricted assets	5-39
32.	Property, plant and equipment	5-40
33.	Intangibles	5-51
34.	Other non-financial assets	5-53
35.	Payables	5-53
36.	Employee benefit obligations	5-53
37.	Deposits, borrowings and advances, securities and derivatives	5-55
38.	Provisions	5-57
39.	Other liabilities	5-60
40.	Notes to the Cash Flow Statement	5-60
41.	Expenditure commitments	5-62
42.	Cash and other assets held in trust	5-62
43.	Contingent assets and liabilities	5-63
44.	Post balance date events	5-67
45.	Defeased cross border leases	5-67
46.	Financial risk management disclosure	5-67
47.	Net fair value of financial instruments	5-73
48.	Retirement benefit obligations	5-76
49.	Related parties and Ministerial remuneration	5-80
50.	Controlled entities	5-81
51.	Reconciliation to GFS	5-84
52.	Expenses from transactions by function	5-89
53.	Sector assets by function	5-89
54.	General Government Sector budget to actual comparison	5-90

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-07

Notes to the Financial Statements

1.	Basis of financial statements preparation

(a)	General information

This financial report is prepared for the Queensland General Government Sector (GGS) and the consolidated Total State Sector (TSS).

The GGS is a component of the TSS. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government. Refer Note 1(c) for further information on sectors.

Unless otherwise stated, references in this report to “the State” include both the GGS and TSS.

(b)	The Government reporting entity

The Queensland Government economic entity (Total State Sector) includes all State Government departments, other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 50 for a full list of controlled entities included in each sector.

Under AASB 1049 Whole of Government and General Government Sector Financial Reporting , the preparation of the GGS financial report does not require full application of AASB 127 Consolidated and Separate Financial Statements and AASB 139 Financial Instruments: Recognition and Measurement . The GGS includes the value of all material assets, liabilities, equity, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the Public Non-financial Corporations Sector (PNFC) and the Public Financial Corporations Sector (PFC) are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report (refer Note 50 for further details).

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance or net lending/(borrowing) and cash surplus/(deficit), determined using the principles and rules in the ABS GFS Manual are included in the financial report together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049 (refer Note 51).

(c)	Sectors

Assets, liabilities, revenue and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is also disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the ABS GFS Manual follows:

General Government Sector (GGS)

The primary function of GGS agencies is to provide public services that:

•	are non-trading in nature and that are for the collective benefit of the community;

•	are largely financed by way of taxes, fees and other compulsory charges; and

•	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC Sector)

The primary function of enterprises in the PNFC Sector is to provide goods and services that:

•	are trading, non-regulatory or non-financial in nature; and

•	are financed by way of sales of goods and services to consumers.

5-08	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(c)	Sectors continued

Public Financial Corporations Sector (PFC Sector)

The PFC Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

•	central bank functions;

•	accepting on-call, term or savings deposits;

•	investment fund management;

•	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

•	providing insurance services.

(d)	Compliance with prescribed requirements

This financial report has been prepared in accordance with the Financial Accountability Act 2009 . In addition, the financial statements comply with AASB 1049 which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the TSS have applied those requirements applicable to not-for-profit entities, as the GGS and the TSS are classified as such. It is, however, recognised that the TSS is an aggregation of both for-profit and not-for-profit entities.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors , changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

The financial report of the TSS is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and TSS and accountability for the resources entrusted to it, information about the financial performance, position and cash flows of the GGS and TSS and information that facilitates assessments of the macro-economic impact of the Government.

(e)	New and changed accounting standards

Accounting standards applied for the first time in 2017-18

AASB 2016-2 Amendments to Australian Accounting Standards - Disclosure Initiative: Amendments to AASB 107 became effective from 2017-18. This standard requires disclosure of information that will allow users to understand changes in liabilities arising from financing activities. This disclosure is located in Note 40. The measurement of assets, liabilities, income and expenditure in the financial statements is unaffected.

AASB 2016-4 Amendments to Australian Accounting Standards – Recoverable Amount of Non-Cash Generating Specialised Assets for not-for-Profit Entities became effective from 2017-18. This standard simplified and clarified the impairment requirements under AASB 136 for non-cash generating specialised assets held by not-for-profit entities. In line with this amendment, references to ‘depreciated replacement cost’ have been replaced with ‘current replacement cost’. This amendment has not changed any reported amounts.

No other new Australian Accounting Standards effective for the first time in 2017-18 had any material impact on this financial report.

Future impact of accounting standards not yet effective

The following are the significant new and revised standards that apply in future reporting periods.

AASB 9 Financial Instruments and AASB 2014-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2014)

These standards will become effective in 2018-19 with a 1 July 2018 date of transition. The main impacts of these standards on the State are that they will change the requirements for the classification, measurement, impairment and disclosures associated with the State’s financial assets. AASB 9 will introduce different criteria for whether financial assets can be measured at amortised cost or fair value.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-09

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Future impact of accounting standards not yet effective continued

The State has reviewed the impact of AASB 9 on the classification and measurement of its financial assets and liabilities. The following summarises the estimated impact of the revised AASB 9.

•	There will be no change to either the classification or valuation of the cash and cash equivalent item.

•

Trade receivables will be classified and measured at amortised cost, similar to the current classification of loans and receivables. However, new impairment requirements will result in a provision being applied to all receivables rather than only on those receivables that are credit impaired. The State will be adopting the simplified approach under AASB 9 and measure lifetime expected credit losses on all trade receivables and contract assets. The State does not expect a material impact on net receivables from applying these new impairment requirements.

•

The State makes certain loans and advances to third parties which are repayable contingent on certain events occurring. Some of these loans will fail the ‘solely payments of principal and interest’ test under AASB 9 as they do not constitute a basic lending arrangement. As such, these loans will no longer be categorised as amortised cost and will need to be measured at fair value. However, the State expects that the resulting reduction in loans receivable carrying amount at 30 June 2018 would not be material.

•	For the GGS the fixed rate note will continue to be held at amortised cost as this is considered to be fair value.

•	All financial liabilities listed in Notes 35 and 37 will continue to be measured at amortised cost. The State does not expect a material change in the reported value of financial liabilities.

Any changes to the carrying amount of financial assets and liabilities will be made to the opening balance as at 1 July 2018. The State will not restate comparative figures for financial instruments on adopting AASB 9 in 2018-19. A number of new or changed disclosure requirements will also apply from 2018-19, including one-off disclosures in the 2018-19 financial statements to explain the impact of adopting AASB 9. Assuming no change in the types of financial instruments that the State enters into, the most likely ongoing disclosure impacts are expected to relate to the credit risk of financial assets, such as the State’s credit risk management practices and information about expected credit losses.

AASB 1058 Income of Not-for-Profit Entities and AASB 15 Revenue from Contracts with Customers

These standards will first apply to the State’s financial report in 2019-20. The State has commenced analysing the new revenue recognition requirements under these standards and is yet to form conclusions about significant impacts. Potential future impacts identifiable at the date of this report are as follows:

•

Special purpose grants received to construct non-financial assets controlled by the State may be recognised as a liability, and subsequently recognised progressively as revenue as the State satisfies its performance obligations under the grant. At present, such grants are recognised as revenue upfront.

•

Under the new standards, other grants presently recognised as revenue upfront may be eligible to be recognised as revenue progressively as the associated performance obligations are satisfied, but only if the associated performance obligations are enforceable and sufficiently specific. The State has commenced evaluating the existing grant arrangements as to whether revenue from those grants could be deferred under the new requirements – however no conclusion or the potential impact, if any, has been determined.

•

Grants that are not enforceable and/or not sufficiently specific will not qualify for deferral, and continue to be recognised as revenue as soon as they are controlled. The State receives several grants from the Australian Government for which there are no sufficiently specific performance obligations. These grants are expected to continue being recognised as revenue upfront assuming no change to the current grant arrangements.

•

Depending on the respective contractual terms, the new requirements of AASB 15 may potentially result in a change to the timing of revenue from sales of the State’s goods and services such that some revenue may need to be deferred to a later reporting period to the extent that the State has received cash but has not met its associated performance obligations (such amounts would be reported as a liability in the meantime). The State is yet to complete its analysis of existing arrangements for sale of its goods and services and the impact, if any, on revenue recognition has not yet been determined.

•	A range of new disclosures will also be required by the new standards in respect of the State’s revenue.

5-10	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Future impact of accounting standards not yet effective continued

AASB 16 Leases

AASB 16 will become effective in 2019-20. AASB 16 requires lessees to recognise a right-of-use asset (representing the right to use the underlying leased asset) and a lease liability (representing the obligation to make future lease payments) for all leases with a term of more than 12 months, unless the underlying assets are of low value. In effect, the majority of operating leases (as defined by the current AASB 117 and shown at Note 41) will be reported on the statement of financial position under AASB 16.

The right-of-use asset will be initially recognised at cost, consisting of the initial amount of the associated lease liability, plus any lease payments made to the lessor at or before the effective date, less any lease incentive received, the initial estimate of restoration costs and any initial direct costs incurred by the lessee. The right-of-use asset will give rise to a depreciation expense.

The lease liability will be initially recognised at an amount equal to the present value of the lease payments during the lease term that are not yet paid. Current operating lease rental payments will no longer be expensed as supplies and services. They will instead be apportioned between a reduction in the lease liability and a finance charge which will be recognised as interest expense.

The State will apply the ‘cumulative catch up’ method on transition, and will not need to restate comparative information. Instead, the cumulative effect of applying the standard is recognised as an adjustment to the opening balance of accumulated surplus (or other component of equity, as appropriate) at the date of initial application.

The State has not yet quantified the exact impact of applying AASB 16 to its current operating leases, including the extent of additional disclosures required. The exact impact will not be known until the year of transition. However, assuming the State’s current operating lease commitments (see Note 41) are to be recognised ‘on-balance sheet’ at transition, the expected increase in lease liabilities (with a corresponding right-of-use asset) is estimated to be between $2.5 billion and $2.8 billion for the General Government Sector and between $3.2 billion and $3.6 billion for Whole-of-Government. The reclassification between supplies and services expense and depreciation/interest expense has not yet been estimated.

Lessor accounting under AASB 16 remains largely unchanged from AASB 117. For finance leases, the lessor recognises a receivable equal to the net investment in the lease. Lease receipts from operating leases are recognised as income either on a straight-line basis or another systematic basis where appropriate.

AASB 1059 Service Concession Arrangements: Grantors

Currently, AASB 1059 will be effective in 2019-20, however the AASB is considering deferring the effective date by one year. This standard requires the State (the grantor) to recognise an asset and a corresponding liability for Service Concession Arrangements, also known as Public Private Partnerships (PPP), where certain criteria are met. The State has not yet concluded its detailed analysis of the impact of AASB 1059. A preliminary assessment of this standard identifies the following potential future impacts:

•

Arrangements where the State grants or has granted the operator a right to charge for third party usage of an asset that provides public services (such as a toll road) or a right to access a revenue-generating asset located on State land, in return for the construction and operation of that asset and return of the asset to the State at the end of the PPP, are currently classified as ‘Economic Infrastructure Arrangements’. These arrangements are currently not recognised as assets and liabilities in the State’s Balance Sheet. Under AASB 1059, some of these arrangements will be brought onto the balance asset for the first time, resulting in a significant increase in assets and liabilities. The impact on the operating statement has not yet been determined.

•

Arrangements where the State pays the operator to construct and maintain an infrastructure asset (such as a school or hospital building) are currently classified as ‘Social Infrastructure Arrangements’ and are recognised, in most instances, as lease assets and liabilities. Under AASB 1059, the classification of these assets and liabilities may change for some arrangements. Also, the assets and liabilities may need to be recognised earlier, during construction, rather than at the end of construction.

(f)	Reporting period

The reporting period of the GGS and TSS is the financial year ended 30 June 2018.

(g)	Presentation

Currency and Rounding

All amounts in these statements are in Australian dollars and have been rounded to the nearest $1 million or where the amount is less than $500,000, to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-11

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(g)	Presentation continued

Comparative information and Errors

Where applicable, comparatives have been restated, to be consistent with changes in presentation for the current reporting period. The impact of any prior year adjustments on net worth is noted in the Statement of Changes in Equity.

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian dollars at rates of exchange current at 30 June 2018.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

(h)	Basis of measurement

These financial statements use historical cost accounting principles as the measurement basis unless otherwise stated in the report. Other significant valuation methodologies used include:

Financial assets

•	receivables and loans (except onlendings) are measured at amortised cost;

•	held-to-maturity investments are measured at amortised cost;

•	available-for-sale investments are measured at fair value;

•	other financial assets, including onlendings by QTC, securities and derivatives, are recorded at fair value through profit or loss;

Financial liabilities

•	payables are measured at amortised cost;

•	finance lease liabilities, advances, interest bearing deposits and GGS loans from QTC are measured at amortised cost;

•	other financial liabilities, including securities and derivatives, are recorded at fair value through profit or loss;

Non-financial assets

•

inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories; - land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost, which approximates fair value; and

Non-financial liabilities

•

provisions in relation to superannuation, WorkCover, National Injury Insurance Scheme Queensland, motor vehicle accidents, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations, measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date.

(i)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

5-12	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(i)	Business combinations continued

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in other economic flows in the operating result but only after a reassessment of the identification and measurement of the net assets acquired.

(j)	Commonwealth taxation and income tax equivalents

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST). Revenue, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO), in which case, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet. Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

The GGS is the collector of income tax equivalents from the PNFC and PFC sectors. Current income tax is included in the net operating balance while deferred tax is treated as an other economic flow. The deferred tax assets and liabilities with other public sector entities are reflected on the face of the GGS balance sheet, and are eliminated in the TSS.

(k)	Classification

AASB 1049 requires the Operating Statement to include all items of revenue and expenses recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Notes 1(c) and 1(l).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Note 51.

(l)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 as updated from time to time. On 23 December 2015, the ABS issued GFSM 2015 which applies to these financial statements for 2017-18 onwards. The main impact of the changes is the conversion of Government Purpose Classifications (GPCs) to the Classification of Functions of Government - Australia (CoFOG-A) which affects Notes 52 and 53.

In the Cash Flow Statement there have been some minor reclassification of line items within the operating cash flows to better reflect the nature of the flows. In addition, in accord with the manual, Policy Purposes cash flows now include concessional loans provided by the State (previously included in financing activities). No other material changes to the financial statements have arisen.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of revenue and expenses recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-13

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(l)	Key GFS technical terms continued

Financial asset

A financial asset is any asset that is:

•	cash;

•	an equity instrument of another entity;

•	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

•	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)

a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose, the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to revaluations and changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt in these statements equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits, plus investments and loans plus asset advances outstanding). (GFS now has a wider definition of net debt which includes all liabilities in the calculation.)

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government, and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions minus expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS, net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial assets

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as other movements in equity.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets) are other economic flows.

5-14	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

		General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
		2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Continuing Operations
	Revenue from Transactions

	Taxation revenue	13,244	12,919	—	—	—	—	(261)	(239)	12,983	12,680
	Grants revenue	27,966	27,384	640	1,491	—	—	(683)	(1,551)	27,923	27,324
	Sales of goods and services	5,884	5,642	12,435	12,719	2,235	2,095	(2,249)	(2,096)	18,304	18,360
	Interest income	2,389	2,351	77	45	4,377	4,669	(5,273)	(5,514)	1,569	1,551
	Dividend and income tax equivalents income	2,920	2,675	13	15	—	—	(2,918)	(2,676)	14	14
	Other revenue	5,685	5,223	487	380	71	84	(12)	(13)	6,231	5,674

	Continuing Operations
	Total Revenue from Transactions	58,087	56,194	13,652	14,650	6,682	6,849	(11,398)	(12,090)	67,023	65,603

Less	Continuing Operations
	Expenses from Transactions

	Employee expenses	22,678	21,258	1,705	1,654	318	267	(347)	(335)	24,355	22,843
	Superannuation expenses
	Superannuation interest cost	667	514	(11)	(4)	—	—	—	—	656	510
	Other superannuation expenses	2,744	2,661	218	241	22	19	—	—	2,984	2,921
	Other operating expenses	17,258	15,579	4,573	4,288	1,811	1,787	(1,975)	(1,839)	21,667	19,814
	Depreciation and amortisation	3,324	3,068	2,480	2,412	35	43	—	—	5,839	5,523
	Other interest expense	1,614	1,722	1,903	2,030	6,081	5,870	(5,471)	(5,683)	4,127	3,940
	Grants expenses	8,048	8,568	21	791	83	92	(683)	(1,551)	7,469	7,900
	Other property expenses	—	—	870	839	143	154	(1,013)	(994)	—	—

	Continuing Operations
	Total Expenses from Transactions	56,335	53,369	11,759	12,251	8,492	8,232	(9,489)	(10,401)	67,096	63,450

Equals	Net Operating Balance	1,753	2,825	1,893	2,398	(1,810)	(1,383)	(1,909)	(1,688)	(73)	2,152
* See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-15

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations
Other Economic Flows
Included in Operating Result
Gain/(loss) on sale of assets/settlement of liabilities	29	12	(28)	(311)	176	150	—	—	177	(150)
Revaluation increments/(decrements) and impairment (losses)/reversals	(79)	57	(174)	204	1,917	2,839	—	—	1,665	3,099
Asset write-downs	(239)	(135)	(64)	(49)	(11)	(5)	—	—	(314)	(190)
Actuarial adjustments to liabilities	(69)	22	—	—	(3)	—	—	—	(72)	22
Deferred income tax equivalents	(42)	50	67	(10)	(25)	(40)	—	—	—	—
Dividends and tax equivalents treated as capital returns	50	660	—	—	—	—	(50)	(660)	—	—
Other	(34)	(317)	(10)	11	34	(903)	702	3,545	692	2,335

Continuing Operations
Total Other Economic Flows
Included in Operating Result	(384)	348	(210)	(156)	2,089	2,040	652	2,885	2,147	5,117

Continuing Operations
Operating Result	1,368	3,173	1,684	2,243	279	657	(1,257)	1,196	2,074	7,269

Other Economic Flows
Other Movements in Equity
Adjustments to opening balances	—	(17)	—	10	—	—	—	—	—	(7)
Revaluations	(647)	3,733	1,238	207	5	5	(1,246)	(774)	(650)	3,172
Other	—	(1)	—	—	—	—	—	—	—	(1)
Total Other Economic Flows
Other Movements in Equity	(647)	3,716	1,238	217	5	5	(1,246)	(774)	(650)	3,164

Comprehensive Result	721	6,889	2,922	2,460	284	662	(2,503)	423	1,423	10,433

*	See Note 1(c) for explanation of sectors.

5-16	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

2. Disaggregated information continued
			General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
			2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
			$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Transactions With Owners In Their Capacity as Owners
	Ordinary dividends provided or paid		—	—	(1,849)	(1,647)	(60)	(41)	1,909	1,688	—	—
	Dividends treated as capital returns paid or provided		—	—	(50)	(160)	—	(500)	50	660	—	—
	Equity injections/(withdrawals)		—	—	(8)	(100)	—	603	8	(503)	—	—
	Total Transactions With Owners In Their Capacity as Owners		—	—	(1,907)	(1,906)	(60)	61	1,967	1,845	—	—

	Total Change In Net Worth		721	6,889	1,015	553	224	723	(536)	2,268	1,423	10,433

	KEY FISCAL AGGREGATES

	Net Operating Balance		1,753	2,825	1,893	2,398	(1,810)	(1,383)	(1,909)	(1,688)	(73)	2,152

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		5,127	4,620	2,509	2,708	15	23	8	(36)	7,659	7,314
	Less	Sales of non-financial assets	291	389	47	71	8	14	—	—	347	474
	Less	Depreciation	3,325	3,068	2,480	2,412	35	43	—	—	5,839	5,523
	Plus	Change in inventories	13	—	36	4	—	—	—	—	49	4
	Plus	Other movement in non-financial assets	815	1,103	79	68	—	—	—	—	894	1,171
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets	2,339	2,265	97	297	(27)	(34)	8	(36)	2,417	2,493
	Equals	Fiscal Balance	(586)	560	1,797	2,101	(1,783)	(1,349)	(1,917)	(1,652)	(2,490)	(341)

*	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-17

Notes to the Financial Statements

2. Disaggregated information continued

Balance Sheet
	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Financial Assets

Cash and deposits	1,298	1,027	581	1,464	749	2,257	(1,427)	(2,162)	1,201	2,586
Receivables and loans
Receivables	4,750	4,873	1,580	1,587	334	369	(2,242)	(2,582)	4,422	4,247
Advances paid	629	633	2,284	1,348	—	—	(2,291)	(1,353)	622	628
Loans paid	207	180	122	130	81,962	85,113	(72,537)	(75,382)	9,754	10,040
Securities other than shares	32,639	33,589	360	640	57,552	56,732	(29,766)	(30,799)	60,785	60,162
Shares and other equity investments
Investments in public sector entities	23,120	21,882	—	—	—	—	(23,120)	(21,882)	—	—
Investments in other entities	8	8	238	301	—	—	—	—	245	309
Investments accounted for using equity method	147	146	—	—	—	—	—	—	147	147
Total Financial Assets	62,797	62,337	5,165	5,471	140,598	144,471	(131,385)	(134,160)	77,176	78,119

Non-Financial Assets

Inventories	524	509	693	648	—	—	—	—	1,216	1,157
Assets held for sale	184	122	29	7	59	92	—	—	272	221
Investment properties	371	366	314	310	—	—	—	—	685	675
Property, plant and equipment	198,609	198,852	61,196	60,002	81	71	—	—	259,886	258,925
Intangibles	806	763	684	668	38	35	—	—	1,528	1,466
Deferred tax assets	6,420	6,186	536	749	46	45	(7,002)	(6,981)	—	—
Other non-financial assets	935	686	169	207	13	12	(46)	(82)	1,070	822
Total Non-Financial Assets	207,850	207,484	63,619	62,591	238	254	(7,049)	(7,063)	264,658	263,266

Total Assets	270,647	269,821	68,784	68,062	140,836	144,725	(138,433)	(141,223)	341,834	341,385

*	See Note 1(c) for explanation of sectors.

5-18	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities
Payables	4,396	4,183	3,495	3,413	241	734	(2,216)	(2,562)	5,916	5,767
Employee benefit obligations
Superannuation liability	26,000	26,047	(368)	(335)	—	—	—	—	25,632	25,712
Other employee benefits	5,974	5,608	769	761	133	111	—	—	6,876	6,481
Deposits held	2	3	15	17	6,111	7,182	(1,427)	(2,162)	4,701	5,040
Borrowings and advances
Advances received	2,747	1,830	7	7	—	—	(2,291)	(1,353)	462	485
Borrowings	31,408	33,240	37,708	37,748	325	334	(66,964)	(69,107)	2,477	2,216
Securities and derivatives	122	—	283	896	126,069	129,103	(29,766)	(30,799)	96,708	99,200
Deferred tax liabilities	582	794	6,331	6,126	88	60	(7,001)	(6,980)	—	—
Provisions	2,635	1,922	859	825	3,629	3,181	(31)	(24)	7,092	5,904
Other liabilities	1,073	1,206	780	714	22	27	(43)	(79)	1,833	1,868

Total Liabilities	74,939	74,833	49,879	50,172	136,619	140,732	(109,739)	(113,065)	151,698	152,672

Net Assets	195,708	194,988	18,905	17,890	4,216	3,993	(28,694)	(28,157)	190,135	188,712

Net Worth

Contributed equity	—	—	7,695	7,703	640	640	(8,335)	(8,343)	—	—
Accumulated surplus/(deficit)	89,705	87,740	(298)	(155)	1,740	1,834	(5,675)	(6,377)	85,472	83,042
Reserves	106,004	107,247	11,507	10,342	1,837	1,519	(14,684)	(13,438)	104,664	105,671

Total Net Worth	195,708	194,988	18,905	17,890	4,216	3,993	(28,694)	(28,158)	190,135	188,712

KEY FISCAL AGGREGATES

Net Financial Worth	(12,141)	(12,496)	(44,715)	(44,701)	3,979	3,738	(21,645)	(21,094)	(74,523)	(74,553)
Net Financial Liabilities	35,261	34,377	N/A	N/A	N/A	N/A	N/A	N/A	74,523	74,553
Net Debt	(494)	(355)	34,667	35,087	(7,759)	(7,482)	5,574	6,275	31,988	33,525

*	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-19

Notes to the Financial Statements

2.	Disaggregated information continued

Cash Flow Statement

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	13,232	12,940	—	—	—	—	(254)	(263)	12,977	12,677
Grants and subsidies received	28,020	27,175	707	1,451	—	—	(762)	(1,516)	27,965	27,109
Sales of goods and services	5,916	6,116	14,226	14,188	2,402	2,268	(2,220)	(2,135)	20,323	20,437
Interest receipts	2,389	2,351	73	44	4,476	4,574	(5,272)	(5,561)	1,666	1,409
Dividends and income tax equivalents	2,668	1,924	13	15	—	—	(2,666)	(1,924)	14	14
Other receipts	6,992	6,477	426	335	158	50	(10)	(15)	7,567	6,846
	59,216	56,982	15,445	16,032	7,036	6,893	(11,185)	(11,415)	70,512	68,492

Cash paid
Payments for employees	(25,964)	(24,278)	(1,885)	(1,874)	(318)	(284)	346	335	(27,820)	(26,101)
Payments for goods and services	(18,496)	(17,005)	(5,615)	(5,289)	(1,393)	(1,397)	1,969	1,980	(23,535)	(21,711)
Grants and subsidies paid	(8,014)	(8,316)	(270)	(20)	(83)	(92)	765	1,516	(7,602)	(6,911)
Interest paid	(1,590)	(1,700)	(1,896)	(2,054)	(6,081)	(5,880)	5,460	5,756	(4,107)	(3,879)
Other payments	(1)	(5)	(1,452)	(1,577)	(359)	(220)	975	940	(837)	(862)
	(54,066)	(51,304)	(11,118)	(10,815)	(8,234)	(7,872)	9,516	10,528	(63,902)	(59,463)

Net Cash Flows from Operating Activities	5,150	5,678	4,327	5,217	(1,197)	(980)	(1,669)	(887)	6,611	9,029

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	(5,127)	(4,620)	(2,509)	(2,708)	(15)	(23)	(8)	36	(7,659)	(7,314)
Sales of non-financial assets	291	389	47	71	8	14	—	—	347	474
	(4,835)	(4,230)	(2,462)	(2,637)	(8)	(9)	(8)	36	(7,313)	(6,840)
Financial Assets (Policy Purposes)
Equity acquisitions	(4)	(3)	—	—	—	—	—	3	(4)	—
Equity disposals	557	978	(50)	(755)	(500)	—	—	(247)	7	(24)
Advances and concessional loans paid	(166)	(154)	(2,621)	(1,398)	—	—	3,252	1,398	465	(154)
Advances and concessional loans received	147	133	1,683	53	—	—	(2,313)	(54)	(484)	132

Financial Assets (Policy Purposes)	534	954	(988)	(2,100)	(500)	—	939	1,100	(16)	(46)

Financial Assets (Liquidity Purposes)
Sales of investments	4,549	2,504	93	173	51,478	34,817	(3,319)	(1,841)	52,801	35,653
Purchases of investments	(5,644)	(5,128)	(21)	(57)	(48,177)	(34,264)	2,286	2,255	(51,556)	(37,194)
Financial Assets (Liquidity Purposes)	(1,095)	(2,624)	71	116	3,301	553	(1,033)	414	1,244	(1,541)

Net Cash Flows from Investing Activities	(5,396)	(5,900)	(3,379)	(4,621)	2,794	544	(102)	1,550	(6,084)	(8,428)

*	See Note 1(c) for explanation of sectors.

5-20	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash flows from Financing Activities
Advances received (net)	905	1,315	(1)	(1)	—	—	(939)	(1,344)	(34)	(30)
Proceeds of borrowing (net)	(396)	(1,127)	(32)	768	294	13	(20)	1	(153)	(345)
Dividends paid (net)	—	—	(1,658)	(747)	(41)	(109)	1,699	857	—	—
Deposits received (net)	7	—	(2)	(3)	(1,094)	349	733	(59)	(356)	288
Other financing (net)	—	—	(138)	(692)	(2,263)	1,106	1,033	(176)	(1,369)	238
Net Cash Flows from Financing Activities	517	188	(1,831)	(675)	(3,104)	1,359	2,506	(722)	(1,912)	151

Net increase/(decreased) in Cash Held	271	(35)	(883)	(79)	(1,508)	924	735	(59)	(1,385)	752
Cash at the beginning of the financial year	1,027	1,062	1,464	1,542	2,257	1,334	(2,162)	(2,104)	2,586	1,833
Cash and Cash Equivalents Held at the End of the Financial Year	1,298	1,028	581	1,464	749	2,257	(1,427)	(2,163)	1,201	2,586

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	5,150	5,678	4,327	5,217	(1,197)	(980)	(1,669)	(887)	6,611	9,029
Net Cash Flow from Investments in Non-Financial Assets	(4,835)	(4,230)	(2,462)	(2,637)	(8)	(9)	(8)	36	(7,313)	(6,840)
Dividends Paid	—	—	(1,658)	(747)	(41)	(109)	1,699	857	—	—
CASH SURPLUS/(DEFICIT)	315	1,448	207	1,834	(1,246)	(1,098)	22	7	(702)	2,189

*	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-21

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2018	2017	2018	2017
		$M	$M	$M	$M
3.	Taxation revenue

	Stamp Duties
	Transfer	3,023	3,278	3,023	3,278
	Motor vehicles	543	514	543	514
	Insurance	894	854	894	854
	Other duties	37	37	37	37

		4,498	4,684	4,498	4,684

	Payroll tax	3,906	3,695	3,800	3,587
	Vehicle registration fees	1,770	1,681	1,770	1,681
	Gaming taxes and levies	1,190	1,127	1,190	1,127
	Land tax	1,180	1,082	1,162	1,065
	Fire levy	512	484	512	484
	Guarantee fees	138	115	—	—
	Other taxes	51	52	51	52

		13,244	12,919	12,983	12,680

	Taxation revenue is recognised when one or more of the following events are satisfied:

	• the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

	• the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

	• the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

4.	Grants revenue

	Commonwealth
	General purpose payments
	GST revenue grants	15,129	13,939	15,129	13,939
	Other general purpose payments	32	27	45	40
	Specific purpose payments	7,218	6,699	7,221	6,691
	National partnership payments	2,159	3,229	2,159	3,229
	Grants for on-passing to non-Queensland Government entities	3,023	3,084	3,023	3,084

		27,560	26,977	27,576	26,982

	Other
	Other grants	199	178	118	88
	Industry/community contributions	208	228	229	254

		406	406	347	342

		27,966	27,384	27,923	27,324

	Commonwealth and other grants are recognised as revenue when the State obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled.

5.	Sales of goods and services

	User charges
	Sale of goods and services	3,837	3,684	15,745	15,966
	Rental income	561	533	692	671

		4,398	4,217	16,436	16,637

	Fees
	Transport and other licences and permits	790	739	788	737
	Other regulatory fees	696	686	1,080	985

		1,485	1,425	1,868	1,723

		5,884	5,642	18,304	18,360

	To the extent practicable, revenue from the sale of goods and services, fines and regulatory fees is recognised when the transactions or events giving rise to the revenue occur.

	When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities (refer Note 39).

5-22	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2018	2017	2018	2017
		$M	$M	$M	$M
6.	Interest income

	Interest on fixed rate notes	2,095	2,066	—	—
	Distributions from managed funds	101	120	440	452
	Other interest	193	165	1,128	1,099

		2,389	2,351	1,569	1,551

	Interest revenue from financial assets other than those at fair value through profit and loss totalled:	2,286	2,228	140	134

7.	Dividend and income tax equivalents income

	Dividends	1,909	1,688	14	14
	Income tax equivalents	1,010	988	—	—

		2,920	2,675	14	14

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows (refer Note 19).

Dividends from the PNFC and PFC sectors are eliminated in the TSS.

8.	Other revenue

	Royalties	4,295	3,874	4,295	3,874
	Land rents	162	127	163	127
	Donations, gifts and services received at below fair value	133	100	134	100
	Contributed assets	302	435	381	503
	Fines	411	375	411	375
	Other	382	312	847	694

		5,685	5,223	6,231	5,674

	Royalties are recognised when one or more of the following events are satisfied:

	• the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

	• the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

	• the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

	Assets received at below fair value, including those received free of charge and that can be measured reliably, are recognised as revenue at their fair value when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

9.	Employee expenses

	Salaries and wages	19,928	18,646	21,526	20,176
	Annual leave	1,806	1,724	1,948	1,863
	Long service leave	508	470	560	515
	Workers’ compensation	236	223	10	11
	Other employee related expenses	199	194	312	278

		22,678	21,258	24,355	22,843

10.	Other superannuation expenses
	(refer Note 48 for additional disclosures)

	Accumulation contribution	1,839	1,709	2,046	1,931
	Defined benefit service cost	905	952	938	990

		2,744	2,661	2,984	2,921

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-23

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2018	2017	2018	2017
		$M	$M	$M	$M
11.	Other operating expenses

	Supplies and services	13,977	12,965	18,514	17,122
	Transport service contract	1,652	1,581	—	—
	Workcover Qld and other claims	590	131	2,249	1,776
	Other expenses	1,038	901	904	916

		17,258	15,579	21,667	19,814

	Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	13	14	19	20

12.	Depreciation and amortisation

	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	1,469	1,360	1,576	1,475
	Infrastructure	979	918	2,902	2,745
	Plant and equipment	588	537	942	901
	Major plant and equipment	21	21	70	83
	Heritage and cultural assets	37	30	37	30
	Leased plant and equipment	79	68	79	68
	Software development	151	133	258	244
	Capitalised depreciation expense	—	—	(25)	(23)

		3,325	3,068	5,839	5,523

A number of assets held by the State have been determined to have indefinite useful lives and are therefore not depreciated. Such assets include land, certain road formation earthworks, the Reference Collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees, the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets that are subject to preservation requirements to maintain these assets in perpetuity.

Other non-financial assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is reasonably certain.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life
Property, plant and equipment

Buildings	1 - 167 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	1 - indefinite

Intangibles

Computer software	1 - 28 years
Other intangibles (including intellectual property, licences and access rights)	1 - 150 years

5-24	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
13. Other interest expense

Interest	1,487	1,608	4,007	3,822
Finance charges relating to finance leases	103	88	103	90
Other	24	25	17	29

	1,614	1,722	4,127	3,940

Interest and other finance charges are recognised as expenses in the period in which they are incurred.
Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	1,614	1,722	247	186
14. Grants expenses

Grants - recurrent	5,917	6,362	5,872	6,338
Grants - capital	1,251	1,221	1,207	1,192
Grants to first home owners	195	158	195	158
Personal benefit payments	195	202	195	202
Community service obligations	490	615	—	—
Other grants	—	9	—	9

	8,048	8,568	7,469	7,900

15. Gains/(losses) on sale of assets/settlement of liabilities

Gains/(losses) on sale of financial assets/settlement of liabilities
Gains/(losses) on sale of available-for-sale financial assets	1	1	1	1
Gains/(losses) on sale of derivatives	—	—	96	(216)
Gains/(losses) on sale of other investments/settlement of liabilities	(5)	—	56	78

Gains/(losses) on sale of non-financial assets
Gains/(losses) on sale of non-financial assets	33	11	25	(12)
Gains/(losses) on sale of intangibles	(1)	—	(1)	—

	29	12	177	(150)

16. Revaluation increments/(decrements) and impairment (losses)/reversals

Revaluation increments/(decrements) of financial assets
Revaluation increments/(decrements) - derivatives	(122)	—	(258)	479
Revaluation increments/(decrements) - other investments (mainly managed funds)	23	25	1,994	2,378

	(99)	25	1,736	2,856

Revaluation increments/(decrements) of non-financial assets
Revaluation increments/(decrements) - investment property	(12)	7	(17)	15
Revaluation increments/(decrements) - other non-current assets	—	—	7	(1)

	(12)	7	(10)	14
Revaluation increments/(decrements) - environmental certificates/obligations	—	—	1	(13)

Revaluation increments/(decrements) - self generating and regenerating assets	3	4	3	4

Impairment (losses)/reversals
Impairment (losses)/reversals - receivables and loans	35	21	28	20
Impairment (losses)/reversals - assets held for sale	(6)	—	(6)	—
Impairment (losses)/reversals - non-financial assets	—	—	(87)	217
Impairment (losses)/reversals - intangible assets	(1)	—	(1)	—

	28	21	(66)	237

	(79)	57	1,665	3,099

At each reporting date, an assessment is undertaken as to whether there are any indications that an asset is impaired. An impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate where assets are held primarily for the generation of cash flows.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-25

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

The carrying values of assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment. Where this exists, the impairment is reversed only to the extent that the re-assessed value does not exceed the original carrying value net of the depreciation and amortisation. Impairment on goodwill is not reversed.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

Impairment - electricity generators

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate which is based on the weighted-average cost of capital (WACC). Determination of the WACC is based on separate analysis of debt and equity costs, utilising information (some of which is publicly available), including the risk free interest rate, an industry risk premium, and the underlying cost of debt.

Stanwell recognised an impairment loss of $67 million in 2018, representing the write-down to recoverable amount for the Swanbank Power Station Cash Generating Unit (CGU).

CS Energy recognised the reversal of an asset impairment of $242 million in the 2016-17 financial year relating to the Callide B and Callide C Power Station assets.

Impairment - water assets

Queensland Bulk Water Supply Authority (Seqwater) charges South East Queensland distributor-retailers, local governments and other customers for the supply of bulk water, with bulk water prices passed through to customers. From 2007-08, a price path was implemented to phase-in price rises associated with the construction of the South East Queensland water grid. Under the price path, prices progressively transition to full cost recovery, with the under-recovery of costs funded by debt until 2018-19. Price path debt will be repaid over the following period ending in 2027-28.

The 2018-21 Bulk Water Price Review, finalised in 2018, expects that most South East Queensland councils will see prices increase by 3.5% per year for the next three years, with common price reached by 2021-22.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the three most likely bulk water pricing scenarios up to and post 2028, consistent with the previous year’s methodology, and no impairment is necessary.

Impairment of financial assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

Evidence of impairment may include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and payment default or delinquency in interest or principal payments. All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139. The amount of the impairment loss is recognised in other economic flows included in the operating result. Receivables are assessed regularly for bad and doubtful debts. Bad debts are written off as they are incurred.

For financial assets carried at amortised cost, the carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The adjustment is recognised in other economic flows included in the operating result.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost, the reversal is recognised in other economic flows included in the operating result.

Queensland Treasury recognised an impairment loss reversal of $71 million (2017: $14 million) as a result of a review into collection rates in relation to State Penalties Enforcement Registry (SPER) fines receivable.

5-26	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
17. Asset write-downs

Bad debts written off not previously impaired	(225)	(115)	(266)	(166)
Inventory write-down (net)	(6)	(17)	(9)	(20)
Other assets written off/scrapped	(8)	(4)	(39)	(4)

	(239)	(135)	(314)	(190)

18. Actuarial adjustments to liabilities

Long service leave - gains/(losses)	(94)	(15)	(94)	(15)
Insurances and other - gains/(losses)	25	37	22	37

	(69)	22	(72)	22

19. Dividends and tax equivalents treated as capital returns

Dividends	50	660	—	—

	50	660	—	—

For GGS, dividends and tax equivalents from PNFC and PFC sector entities paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows.

There were no tax equivalents treated as capital returns in 2017-18 or 2016-17.

Dividends and tax equivalents treated as capital returns from the PNFC and PFC sectors are eliminated in the Total State Sector.

20. Other economic flows - included in operating result - other

Net market value interest revenue/(expense)	—	(304)	736	2,336
Time value adjustments	(33)	(8)	(69)	(28)
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	(2)	(3)	(2)	(3)
Onerous contracts expense	—	—	39	44
Other economic flows not elsewhere classified	1	(3)	(12)	(14)

	(34)	(317)	692	2,335

21. Other economic flows - other movements in equity - revaluations

Revaluations of financial assets - increments/(decrements)
Available-for-sale financial assets	(1)	(3)	(1)	(3)
Investments	1,259	780	13	6
Cash flow hedges	108	5	308	(241)

	1,366	782	320	(238)
Revaluations of non-financial assets - increments/(decrements)
Property, plant and equipment	(1,928)	1,803	(921)	2,126
Actuarial gain/(loss) on defined benefit superannuation plans	(85)	1,149	(49)	1,283

	(647)	3,733	(650)	3,172

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-27

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
22. Other economic flows - other movements in equity - other

Equity transfers and adjustments including those from ceased entities	—	(1)	—	(1)

23. Cash and deposits

Cash	232	7	511	1,383
Deposits on call	39	58	689	1,203
QTC cash funds	1,028	962	—	—

	1,298	1,027	1,201	2,586

Reconciliation to Cash Flow Statement

Balances as above	1,298	1,027	1,201	2,586

Balances per Cash Flow Statement	1,298	1,027	1,201	2,586

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

Cash and deposits includes cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Borrowings on the Balance Sheet.

24.	Receivables and loans

Receivables and loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans include finance leases and loans supporting policy objectives of the Government rather than for liquidity management purposes. Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment.

Receivables and loans are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans (except onlendings) are recorded at amortised cost using the effective interest method less any impairment losses (receivables and loans are assessed periodically for impairment). The effective interest rate is the rate that exactly discounts estimated future cash flows over the expected life of a financial instrument (or when appropriate, a shorter period) to the net carrying amount of that instrument. Onlendings are recognised at fair value through profit or loss.

Any interest income is recognised in the operating result in the period in which it accrues. For further details on the State revenue recognition policies, refer to the relevant revenue notes (Notes 3 to 8) and Note 16 for impairment.

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
(a) Receivables

Current
Trade debtors	1,056	858	2,596	2,346
Interest receivable	12	15	14	17
GST input tax credits receivable	268	258	302	285
Dividends and guarantee fees receivable	1,930	2,213	—	—
Royalties and land rents revenue receivable	19	149	19	149
Taxes receivable	265	260	269	263
Income tax equivalents receivable	221	236	—	—
Other receivables	1,452	1,424	1,583	1,597

	5,223	5,413	4,782	4,657
Less: Allowance for doubtful debts/impairment losses	583	628	627	667

	4,640	4,785	4,156	3,991

5-28	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
24. Receivables and loans continued

(a) Receivables continued

Non-current
Trade debtors	38	35	88	88
Other	97	84	204	199

	136	118	292	287
Less: Allowance for doubtful debts/impairment losses	26	31	26	31

	110	88	266	256

	4,750	4,873	4,422	4,247

(b) Advances paid
Current
Advances	103	126	102	125
Less: Allowance for doubtful debts/impairment losses	11	10	11	10

	92	116	92	115

Non-current
Advances	540	520	536	516
Less: Allowance for doubtful debts/impairment losses	4	3	6	3

	536	517	530	512

	629	633	622	628

(c) Loans paid
Current
Finance leases	9	9	10	10
Other loans	53	14	60	21

	62	23	70	31

Non-current
Onlendings	—	—	9,425	9,731
Finance leases	71	78	176	185
Other loans	75	79	82	93

	145	157	9,684	10,010

	207	180	9,754	10,040

Finance lease receivables due:
Not later than 1 year	10	11	16	17
Later than 1 year but not later than 5 years	30	33	56	59
Later than 5 years	45	50	227	239

	85	94	300	315
Less: Future finance revenue	5	7	113	120

	80	87	186	195

(d) Minimum operating lease payments receivable not recognised in the financial statements:
Not later than 1 year	20	20	75	74
Later than 1 year but not later than 5 years	76	74	241	234
Later than 5 years	165	148	835	770

	261	242	1,150	1,077

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-29

Notes to the Financial Statements

24.	Receivables and loans continued

(e) Impairment of receivables and loans

In accordance with AASB 7 Financial Instruments: Disclosures , details of ‘Past due but not impaired’ and ‘Individually impaired’ receivables and loans are included in the tables below. This information has been sourced from GGS and TSS entities with material receivables and loans balances. Individually impaired excludes general provisions, mainly relating to SPER debt, which are included in Note 24(a).

General Government Sector
					Individually
		Past due not impaired			Impaired
	1 Month or	1 to 2	2 to 3	Over 3
As at 30 June 2018	Less	Months	Months	Months
	$ M	$ M	$ M	$ M	$ M
Trade receivables	32	11	18	32	167
Other receivables and loans	64	28	34	686	63

	96	39	52	718	229

As at 30 June 2017
Trade receivables	29	12	20	33	156
Other receivables and loans	87	32	21	695	61

	115	43	41	727	217

Total State Sector
					Individually
		Past due not impaired			Impaired
	1 Month or	1 to 2	2 to 3	Over 3
As at 30 June 2018	Less	Months	Months	Months
	$ M	$ M	$ M	$ M	$ M
Trade receivables	31	11	18	32	167
Other receivables and loans	64	28	34	686	63

	95	39	52	718	229

As at 30 June 2017
Trade receivables	28	12	20	32	156
Other receivables and loans	87	32	21	695	61

	115	43	41	727	217

	General Government
	Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
25. Securities and shares
(a) Securities other than shares
Current
Term deposits	92	160	92	160
Rental Purchase Plan	6	5	6	5
Securities/bonds	398	357	7,613	6,267
Fixed rate notes	4,190	3,620	—	—
Investments managed by QIC Limited*	1,315	1,139	7,591	6,377
Derivatives
Derivatives - cash flow hedges	—	—	32	43
Other derivatives	1	—	159	528
Other	15	19	5,315	5,848

	6,017	5,300	20,808	19,228

5-30	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government
	Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
25. Securities and shares
(a) Securities other than shares continued
Non-current
Term deposits	166	194	166	194
Rental Purchase Plan	182	182	182	182
Securities/bonds	—	—	7,364	6,812
Fixed rate notes	25,577	27,179	—	—
Investments managed by QIC Limited*	617	656	31,273	32,584
Derivatives
Derivatives - cash flow hedges	—	—	74	57
Other derivatives	—	—	148	229
Other	81	78	770	877

	26,622	28,289	39,977	40,935

	32,639	33,589	60,785	60,162

* Total State investments managed by QIC Limited were allocated over the following categories:
Cash			9,004	8,625
Fixed interest			6,577	7,799
Global equities			7,845	7,123
Property and infrastructure			6,517	5,665
Other			8,922	9,748

			38,864	38,960

(b) Investments in public sector entities
General Government Sector investment in public sector entities	23,120	21,882

The GGS has equity investments in PNFCs and PFCs that are measured as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. Refer to Note 51 for the reconciliation to GFS.

Note 1(c) outlines the functions of the PNFC and PFC sectors. Refer to Note 50 for a comprehensive list of entities within each sector. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the TSS.

(c) Investments in other entities - shares in entities that are not controlled or associated

Investments in entities that are neither controlled/jointly controlled by, nor associates of, the Government are valued at fair value with changes in valuation of these investments treated in a manner consistent with AASB 139 Financial Instruments: Recognition and Measurement.

	General Government
	Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
Current
Shares at fair value through profit or loss	—	—	238	294
Non-current
Shares at fair value through profit or loss	7	7	7	7
Available-for-sale shares	1	1	1	8
	8	8	8	14

	8	8	245	309

The State’s securities and shares in (a), (b) and (c) above are classified as either held-to-maturity investments, available-for-sale financial assets or financial assets at fair value through profit or loss. The carrying amount of financial assets in each of the categories is disclosed in Note 47.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-31

Notes to the Financial Statements

25.	Securities and shares continued

(c) Investments in other entities - shares in entities that are not controlled or associated continued

Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity where the State has the intention and ability to hold such investments to maturity. Held-to-maturity investments are initially recognised at fair value plus any directly attributable transaction costs. Subsequently, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment losses.

If a class of held-to-maturity investments is tainted or the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The State would also not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

Held-to-maturity financial assets primarily comprise term deposits and fixed rate notes with QTC. It is the State’s intention to hold these investments until maturity. Deposits and fixed rate notes held with QTC are eliminated on consolidation of the TSS.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or that are not classified as other categories of financial assets. Such assets are measured at fair value with unrealised gains/losses recognised directly in equity, except for impairment losses and foreign exchange losses on monetary available-for-sale financial assets which are recognised as other economic flows in the operating result. For GGS, investments in other public sector entities are classified as available-for-sale.

TSS available-for-sale financial assets include bank bonds, corporate bonds, Government bonds and share investments.

Financial assets at fair value through profit or loss

Financial assets are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, interests in Rental Purchase Plan agreements and the Pathways Shared Equity program, investments managed by QIC Limited, other investments in managed funds, shares and derivatives. The accounting policy for derivatives is further discussed in Note 37.

26.	Other investments

Investments in other entities refer to claims on other entities (or arrangements) entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (in the case of associates and joint ventures) or a share of revenue, expenses, assets and liabilities of the arrangement (in the case of joint operations). These investments are held at fair value.

There are two main categories:

•	investments accounted for using the equity method (investments in associates and joint ventures); and

•	investments in joint operations.

(a) Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures . The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

5-32	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

26.	Other investments continued

(a) Investments accounted for using the equity method continued

The following investments held by the State in unlisted associated and joint venture entities are accounted for using the equity method:

Name of entity	Principal activity			Ownership		Equity accounted
				interest		amount
				2018	2017	2018	2017
				%	%	$M	$M
Dumaresq-Barwon Border	Water	(i	)	50	50	68	68
Rivers Commission	management
Translational Research Institute	Medical research	(ii	)	25	25	76	78
Trust	and education
Investments under $1 million						3	—

General Government Sector						147	146

Total State Sector						147	147

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.

(ii)

Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members, of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust’s objectives are to operate and manage the TRI Facility to promote medical study, research and education.

(b) Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets, and obligations for the liabilities, relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements . The State recognises its share of jointly held or incurred assets, liabilities, revenue and expenses in the joint operations.

General Government Sector

Joint arrangements that contribute less than $5 million in net assets and/or net revenue to the Balance Sheet or Operating Statement are as follows:

Department of State Development, Manufacturing, Infrastructure and Planning

The Department of State Development, Manufacturing, Infrastructure and Planning holds a 50% interest in a joint venture with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

The department also holds a 50% interest in a joint venture with the Redland City Council to facilitate land development within the Toondah Harbour Priority Development Area.

Sunshine Coast Hospital and Health Service

The Sunshine Coast Hospital and Health Service has a 28.9% (2017: 52.6%) interest in the Sunshine Coast Health Institute (SCHI). Griffith University became a partner on 1 October 2017 taking up a 23.7% interest in the SCHI. The Sunshine Coast University Hospital and Tafe Queensland each have a 23.7% (2017: 23.7%) interest in the SCHI. Each joint operator has rights and obligations to the assets, liabilities, revenue and expenses of the SCHI according to their interest in the joint operation.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-33

Notes to the Financial Statements

26.	Other investments continued

(b) Investments in joint operations continued

Total State Sector

Joint arrangements for the TSS include the GGS joint arrangements above, in addition to the following:

CS Energy Limited

The following are the joint operations in which CS Energy Limited has an interest:

Name	Principal Activities	2018	2017
		Interest	Interest
Callide Power Management Pty Ltd	Joint Operation Manager	50%	50%
Callide Power Trading Pty Ltd	Electricity Marketing Agent	50%	50%
CS Energy Oxyfuel Pty Ltd	Electricity generation	75%	75%

Stanwell Corporation Limited

Stanwell has a 50% (2017: 50%) interest in the Kogan North Joint Venture, a gas development joint operation with Australian CBM Pty Ltd.

In the prior year, Stanwell had a 20.8% interest in the Tarong Hoop Pine Joint Venture with HQPlantations Pty Ltd. In June 2017, Stanwell purchased HQPlantations Pty Ltd and terminated this joint venture.

27.	Public private partnerships

In July 2017, the Australian Accounting Standards Board (AASB) issued AASB 1059 Service Concession Arrangements: Grantors . At this stage, the standard will be applied in 2019-20 for the first time and gives guidance on accounting for private sector financed infrastructure assets from a grantor’s perspective. In the meantime, the following policies are applied by the State as grantor.

Agreements equally proportionately unperformed arising from Public Private Partnerships (PPPs) are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases . Further, the commitments for future payments under finance leases are also disclosed as commitments in Note 41.

The following PPPs apply to both the GGS and Total State Sector statements.

Employment, Small Business & Training

Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on State land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State will pay abatable, undissected service payments to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the State.

The fair value of the buildings was recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability.

Education

(a) South East Queensland schools - Aspire

In April 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools of the State for a period of 30 years on the State’s land.

Construction work commenced in May 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

5-34	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

Education continued

(a) South East Queensland schools - Aspire continued

The State will lease back these schools from Aspire and will pay abatable, undissected service payments to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the State.

The fair value of the buildings was recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability.

(b) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

At 30 June 2018, construction of Stage 1A and 1B of nine schools and Stage 2 of six schools have been completed. Under current arrangements the State is scheduled to pay a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

Upon the completion of the construction, the fair value of the buildings will be recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability. The land on which the schools are constructed is owned and recognised as an asset of the State.

Queensland Health and Hospital and Health Services (HHSs)

The State Government has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Butterfield Street car park	International Parking Group Pty Ltd	25 years	January 1998
Metro North HHS	The Prince Charles Hospital car park	International Parking Group Pty Ltd	22 years	November 2000
Metro North HHS	The Prince Charles Hospital Early Education Centre	Queensland Child Care Services Pty Ltd	20 years	April 2007
Metro North HHS	Herston Quarter	Australian Unity	10 years	23 February 2017
Metro South HHS	The Princess Alexandra Hospital multi storey car park	International Parking Group Pty Ltd	25 years	February 2008
Sunshine Coast HHS	Noosa Hospital and Specialist Centre	Ramsay Health Care	20 years	September 1999
Sunshine Coast HHS	Sunshine Coast University Private Services/Facility Hospital	Ramsay Health Care	5 years / 25 years	June 2013/ December 2013
Sunshine Coast HHS	Sunshine Coast University Hospital	Exemplar Health Partnership	25 years	November 2016
Gold Coast HHS	The Gold Coast University Hospital western car park	SurePark Pty Ltd	31 years	July 2010
Townsville HHS	Medilink	Trilogy Funds Management Ltd	30 years	January 2012
Townsville HHS	Goodstart Early Learning	Trilogy Funds Management Ltd	32 years	February 2012

In 2012 the State, represented by the Department of Health, entered into a Public Private Partnership (PPP) with Exemplar Health (EH) to finance, design, build and operate the Sunshine Coast University Hospital (SCUH). During 2016-17 the Department novated all rights and obligations to SCUH as the State representative and legal counterparty to the PPP arrangement. The 25-year operating phase of the PPP commenced on 16 November 2016, this being the date of Commercial Acceptance. Borrowings of $538m represented the fair value of the liability payable to EH for the construction of SCUH. Other than certain assets contained within the Sunshine Coast Health Institute, SCHHS has full control of all SCUH buildings, land, specialist medical assets and all other equipment. At the end of the 25-year term the assets will remain in the control of SCHHS. These assets are included in buildings as per Note 32. The State has granted EH a licence to undertake car parking operations for the duration of the 25-year operating term which entitles EH to generate revenue from the operations themselves. These car parks are legally owned by SCHHS and recorded in the building asset class.

The State has also entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to the State. The State does not control the facilities associated with these arrangements and accordingly, does not recognise these facilities and any rights or obligations that may attach to these arrangements other than those recognised under generally accepted accounting principles.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-35

Notes to the Financial Statements

27.	Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Caboolture Private Hospital	Affinity Health Ltd	25 years	May 1998
Metro North HHS	Holy Spirit Northside Private Hospital	The Holy Spirit Northside Private Hospital Ltd	66 years	September 1999
Metro North HHS	Herston Imaging Research Facility	The University of Queensland, The Council of the Queensland Institute of Medical Research and The Queensland University of Technology	12 years	April 2013
Metro South HHS	Mater Private Hospital Redland	Sisters of Mercy in Queensland	25 years + 30 years	August 1999
Metro South HHS	Translational Research Institute Building	Translational Research Institute Pty Ltd	30 years + 20 years	May 2013
Metro South HHS	University of Queensland Training Facility – Redland Hospital	University of Queensland	20 years	August 2015
Metro South HHS	University of Queensland Training Facility – Queen Elizabeth II Jubilee Hospital	University of Queensland	20 years	September 2015
Gold Coast HHS	Gold Coast Private Hospital	Healthscope Ltd	50 years	March 2016

Transport and Main Roads

(a) Brisbane Airport Rail Link

The Brisbane Airport Rail Link (BARL) is a public passenger rail system built and owned by Airtrain Citylink Limited (Airtrain) to link the Brisbane Domestic and International Airports to the existing Queensland Rail network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Light Rail - G:link

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium (GoldLinQ) to finance, design, build, operate and maintain the Gold Coast light rail system linking key activity centres from Griffith University (Gold Coast Campus) and the Gold Coast University Hospital to Broadbeach via Southport. The operation of the system commenced in July 2014. At the end of the 15-year operations period, ownership of the system will be transferred to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance based payments for operations, maintenance and repayment of the debt finance used to construct the system. The State will receive fare-box and advertising revenue generated by the system.

In April 2016, the State entered into a contractual arrangement with GoldLinQ for stage two of the Gold Coast Light Rail system. Stage two connects the existing light rail system at Gold Coast University Hospital Light Rail station to heavy rail at the Helensvale station. Stage two of the system commenced operations on 18 December 2017.

(c) AirportLink

In June 2008, the State Government entered into a 45-year service concession arrangement with BrisConnections Operations Pty Ltd and BrisConnections Nominee Company Pty Ltd to design, construct and maintain the AirportLink toll road (AirportLink). In April 2016, Transurban Queensland assumed responsibility for AirportLink and now operates AirportLink under the service concession arrangement.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll road for the concession period and also assume the demand and patronage risk. The State does not recognise any assets associated with the arrangement. At the end of the service concession period, AirportLink assets will be transferred at no cost to the State.

(d) Gateway and Logan Motorways

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) in April 2011 for the operation, maintenance and management of the Gateway and Logan Motorways for a period of 40 years. In 2014, Transurban Queensland acquired QML and now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the State.

5-36	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

Transport and Main Roads continued

(d) Gateway and Logan Motorways continued

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll roads for the period of the franchise and also assumes the demand and patronage risk for the franchise period. The State does not recognise any assets associated with the arrangement. At the end of the RFA concession period, the toll roads infrastructure assets will be transferred to the State.

(e) New Generation Rollingstock

In January 2014, the State Government entered into a 32-year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose-built maintenance centre. The arrangement will involve the State paying the consortium a series of availability payments over the concession period.

In June 2016, the maintenance centre was accepted by the State. There have been 24 train sets recognised in 2017-18 with the remaining train sets to be recognised as they are accepted.

At the expiry of the concession period, the State will retain ownership of the trains and the maintenance centre.

(f) Toowoomba Second Range Crossing

In August 2015, the State Government entered into a contractual arrangement with Nexus Infrastructure Consortium to finance, design, build, operate and maintain a range crossing connecting the Warrego Highway at Helidon Spa in the east with the Gore Highway at Athol in the west, via Charlton.

The State will provide contributions during the construction stage of the project and ongoing service payments over the 25 year operation and maintenance period. On commissioning of the toll road in 2019, the State will recognise a lease asset at fair value which will be depreciated over the life of the asset, and a corresponding lease liability, which will be reduced by the state contribution and monthly repayments. Finance lease commitments are included in the table below. Maintenance payments will be expensed during the relevant year. Contributions made prior to the road commissioning are recognised as prepayments.

The Toowoomba Second Range Crossing will be a toll road with Transurban Queensland contracted to collect tolls on behalf of the State.

At the expiry of the concession period, the State will retain ownership of the range crossing.

Department of Housing and Public Works

(a) Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012, the State entered into a sublease pre-commitment via a series of transaction documents involving:

•	a project deed (overarching document);

•	a development lease (from the State to the developer during construction phase, which runs for approximately 4 years);

•	a ground lease (covering land tenure from the State to the developer for 99 years post-construction phase); and

•	a sublease (from the developer to the State for the building tenure, being 15 years).

Operating lease commitments of $877 million are included in the estimated cash flows below.

(b) Queen’s Wharf Precinct

On 16 November 2015, the Queensland Government entered into contractual arrangements with the Destination Brisbane Consortium (the Consortium) to redevelop the Queen’s Wharf Precinct in the Centre of Brisbane into an Integrated Resort Development (IRD Project). A leasehold development lease and a freehold development lease for the project commenced on 22 February 2018 transferring responsibility of the whole of the site from the State to the Consortium. As at 30 June 2018 the land and buildings in the precinct have been valued on the basis that the contractual arrangements are considered to be non-cancellable and the highest and best use of the land and buildings in the precinct is that of an IRD.

Further information may be obtained from the individual financial reports of the relevant agencies.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-37

Notes to the Financial Statements

27.	Public private partnerships continued

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
Estimated cash flows for Public Private Partnerships
Inflows
Not later than 1 year	44	41	44	41
Later than 1 year but not later than 5 years	200	189	200	189
Later than 5 years but not later than 10 years	313	298	313	298
Later than 10 years	247	322	247	322

	804	850	804	850
Outflows
Not later than 1 year	(928)	(985)	(928)	(985)
Later than 1 year but not later than 5 years	(2,163)	(2,584)	(2,163)	(2,584)
Later than 5 years but not later than 10 years	(2,784)	(2,739)	(2,784)	(2,739)
Later than 10 years	(6,663)	(7,643)	(6,663)	(7,643)

	(12,538)	(13,951)	(12,538)	(13,951)

Estimated net cash flow from Public Private Partnerships	(11,734)	(13,101)	(11,734)	(13,101)

28. Inventories

Current
Raw materials	14	12	285	280
Work in progress	41	46	77	75
Finished goods	146	147	217	204
Land held for resale	281	271	281	271
Inventories held for distribution	29	24	29	24
Assets formerly held for lease	8	5	8	5
Environmental certificates held for sale/surrender	—	—	142	133
Other	4	4	178	166

	524	509	1,216	1,157

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories . Cost is determined on the weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development. Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at cost, adjusted for any loss of service potential.

Environmental certificates are recognised in the financial statements at fair market value where fair value is determined by reference to observable market prices at reporting date.

All inventories are classified as current non-financial assets.

5-38	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
29. Assets held for sale

Land	158	105	170	111
Buildings	24	13	24	13
Investment properties	—	—	1	1
Infrastructure	—	—	4	—
Plant and equipment	2	3	61	95
Intangible assets	—	—	11	—

	184	122	272	221

Non-current assets classified as held for sale consist of those assets that are determined to be available for immediate sale in their present condition, and where their sale is highly probable within the next twelve months.

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

30. Investment properties

At independent valuation	371	366	687	677
Less: Accumulated depreciation and impairment losses	—	—	2	2

	371	366	685	675

Movements in investment properties were not material.

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

31. Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

Cash to be used to further medical research in specified areas	96	98	96	98
Cash and property, plant and equipment to be used for other specific purposes	998	949	1,004	966

	1,094	1,047	1,100	1,064

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-39

Notes to the Financial Statements

32.	Property, plant and equipment

General Government Sector

	Gross		Accumulated depreciation/impairment		Written down value
	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M
Land	94,159	91,508	(11)	(11)	94,148	91,497
Buildings	56,205	54,080	(19,818)	(18,650)	36,388	35,431
Infrastructure	79,093	78,070	(22,880)	(16,665)	56,213	61,405
Major plant and equipment	72	136	(4)	(62)	68	73
Heritage and cultural assets	2,119	1,942	(635)	(543)	1,484	1,400
Plant and equipment	6,562	6,392	(3,776)	(3,647)	2,786	2,745
Leased plant and equipment	3,808	3,134	(597)	(542)	3,211	2,592
Capital work in progress	4,311	3,710	—	—	4,311	3,710

	246,330	238,972	(47,720)	(40,120)	198,609	198,852

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	91,497	87,497	35,431	33,426	61,405	63,459	73	59	1,400	1,351
Acquisitions	105	75	259	307	2	1	2	2	2	2
Disposals	(67)	(68)	(17)	(13)	—	(1)	—	—	—	—
Revaluation increments/(decrements)	2,575	3,964	1,324	1,190	(6,124)	(3,527)	(13)	(18)	74	65
Impairment (losses)/reversals	—	—	4	—	—	(1)	—	—	—	—
Depreciation and amortisation	—	—	(1,469)	(1,360)	(979)	(918)	(21)	(21)	(37)	(30)
Net asset transfers	38	28	856	1,881	1,909	2,392	27	51	45	12

Carrying amount at end of year	94,148	91,497	36,388	35,431	56,213	61,405	68	73	1,484	1,400

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	2,745	2,534	2,592	2,431	3,710	4,311	198,852	195,068
Acquisitions	366	333	584	758	3,900	3,397	5,220	4,874
Disposals	(29)	(36)	(2)	(2)	—	(3)	(114)	(122)
Revaluation increments/(decrements)	(1)	—	(75)	(25)	—	—	(2,240)	1,649
Impairment (losses)/reversals	—	—	—	—	—	—	4	(1)
Depreciation and amortisation	(588)	(537)	(79)	(68)	—	—	(3,174)	(2,935)
Net asset transfers	293	452	192	(503)	(3,299)	(3,994)	61	319

Carrying amount at end of year	2,786	2,745	3,211	2,592	4,311	3,710	198,609	198,852

5-40	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Total State Sector

	Gross		Accumulated depreciation/impairment		Written down value
	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M
Land	95,329	93,920	(46)	(46)	95,283	93,874
Buildings	59,555	57,224	(21,369)	(20,037)	38,186	37,187
Infrastructure	161,496	158,485	(51,861)	(44,807)	109,635	113,678
Major plant and equipment	1,810	1,873	(918)	(940)	892	933
Heritage and cultural assets	3,396	1,943	(635)	(543)	2,762	1,400
Plant and equipment	11,166	10,741	(6,291)	(6,011)	4,874	4,730
Leased plant and equipment	3,817	3,143	(606)	(551)	3,211	2,592
Capital work in progress	5,043	4,531	—	—	5,043	4,531

	341,612	331,859	(81,726)	(72,934)	259,886	258,925

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	93,874	89,854	37,187	35,169	113,678	114,633	933	969	1,400	1,351
Acquisitions	105	78	259	310	77	85	4	2	2	2
Disposals	(69)	(78)	(18)	(14)	(33)	(37)	(1)	(1)	(1)	—
Revaluation increments/(decrements)	2,587	3,980	1,406	1,296	(5,034)	(3,164)	(40)	(55)	100	65
Impairment (losses)/reversals	—	(4)	3	(2)	(80)	216	—	—	—	—
Depreciation and amortisation	—	—	(1,576)	(1,475)	(2,902)	(2,745)	(70)	(83)	(37)	(30)
Net asset transfers	(1,215)	45	925	1,903	3,928	4,689	66	102	1,297	12

Carrying amount at end of year	95,283	93,874	38,186	37,187	109,635	113,678	892	933	2,762	1,400

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	4,730	4,554	2,592	2,789	4,531	5,064	258,925	254,384
Acquisitions	413	425	584	758	6,194	5,788	7,639	7,447
Disposals	(70)	(93)	(2)	(2)	(12)	(3)	(205)	(228)
Revaluation increments/(decrements)	138	52	(75)	(25)	—	—	(918)	2,150
Impairment (losses)/reversals	—	—	—	—	(4)	—	(81)	210
Depreciation and amortisation	(942)	(901)	(79)	(68)	—	—	(5,607)	(5,302)
Net asset transfers	607	694	192	(860)	(5,665)	(6,318)	134	265

Carrying amount at end of year	4,874	4,730	3,211	2,592	5,043	4,531	259,886	258,925

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-41

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold
Land	$1 (all land)
Buildings	$10,000
Infrastructure	$10,000
Plant & equipment	$5,000
Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.
Leased assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.
Heritage & cultural assets	$5,000
Work in progress	n/a
Library reference collections	$1,000,000

Asset recognition thresholds for other entities within the TSS do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration that can be measured reliably, are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment, and heritage and cultural assets are valued at fair value in accordance with AASB 13, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

Other classes of assets are valued at cost which approximates fair value.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

5-42	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an other economic flow in the Operating Statement. A decrease in the carrying amount on revaluation is charged as an other economic flow in the Operating Statement, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Impairment

Property, plant and equipment assets are assessed for indicators of impairment on an annual basis. If an indicator of possible impairment exists, the State determines the asset’s recoverable amount, being the higher of the asset’s fair value less costs to sell and current replacement cost. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss.

An impairment loss is recognised as an other economic flow in the Operating Statement, unless the asset is carried at a revalued amount. When assets are measured at a revalued amount, the impairment loss is offset against the asset revaluation surplus of the relevant class. Impairment losses are reversed when there is an indication that the impairment loss may no longer exist and there has been a change in the estimated recoverable amount.

Refer to Note 16 for further information on the State’s policy on impairment, and for any impairment losses recognised in the Operating Statement.

Land under roads

Land under roads is included in the asset class ‘land’ until road declarations for each land portion are confirmed. The value included in the balance of land is approximately $57.7 billion (2017: $56 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 and AASB 116 using an englobo basis based on the statutory land valuations (as agreed by all state Valuers-General in 2009).

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and assumes that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-43

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Property, plant and equipment held for rental

Items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business. These assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale. Cash flows received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

•	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

•	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and

•	Level 3: represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined below.

5-44	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	68,125	64,263	31,231	29,220	61,404	63,444	72	56	1,378	1,330
Acquisitions	1	—	380	308	2	23	2	1	6	74
Disposals	(53)	(42)	(13)	(18)	—	(9)	—	—	—	—
Revaluation increments/(decrements)	1,752	3,460	1,171	1,203	(6,125)	(3,528)	(13)	(16)	80	(8)
Impairment (losses)/reversals	—	—	72	(9)	—	1	—	—	1	—
Depreciation and amortisation	(3)	—	(1,351)	(1,233)	(975)	(914)	(23)	(20)	(36)	(29)
Net asset transfers	521	444	462	1,759	1,908	2,386	27	51	22	11

Carrying amount at end of year	70,343	68,125	31,951	31,231	56,214	61,404	65	72	1,452	1,378

	Leased plant and equipment		Total
	2018	2017	2018	2017
	$M	$M	$M	$M
Carrying amount at beginning of year	778	634	162,987	158,947
Acquisitions	33	118	425	525
Disposals	—	—	(66)	(69)
Revaluation increments/(decrements)	32	32	(3,103)	1,142
Impairment (losses)/reversals	—	—	73	(8)
Depreciation and amortisation	(7)	(6)	(2,395)	(2,202)
Net asset transfers	—	—	2,941	4,651

Carrying amount at end of year	836	778	160,861	162,987

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-45

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

Total State Sector

							Major plant and		Heritage and cultural
	Land		Buildings		Infrastructure		equipment		assets
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	69,272	65,375	33,068	30,958	113,626	115,007	931	965	1,378	1,330
Acquisitions	2	—	380	309	162	124	4	2	6	74
Disposals	(54)	(47)	(14)	(19)	(24)	(36)	(1)	(1)	—	—
Revaluation increments/(decrements)	1,785	3,475	1,252	1,305	(5,038)	(3,166)	(40)	(54)	80	(8)
Impairment (losses)/reversals	(2)	—	74	(11)	(79)	244	—	—	1	—
Depreciation and amortisation	(3)	—	(1,458)	(1,332)	(2,896)	(2,752)	(71)	(82)	(36)	(29)
Net asset transfers	519	469	531	1,858	3,839	4,205	66	102	22	11

Carrying amount at end of year	71,518	69,272	33,834	33,068	109,589	113,626	889	931	1,452	1,378

	Leased plant and equipment		Total
	2018	2017	2018	2017
	$M	$M	$M	$M
Carrying amount at beginning of year	778	634	219,052	214,269
Acquisitions	33	118	588	627
Disposals	—	—	(93)	(103)
Revaluation increments/(decrements)	32	32	(1,928)	1,583
Impairment (losses)/reversals	—	—	(7)	233
Depreciation and amortisation	(7)	(6)	(4,470)	(4,201)
Net asset transfers	—	—	4,977	6,645

Carrying amount at end of year	836	778	218,119	219,052

5-46	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector

Description	Fair value at 30 June 2018 $M	Significant unobservable inputs
Land	70,343	Level 3 land assets are mainly comprised of those held by the Department of Natural Resources, Mines and Energy, and Department of Environment and Science. These assets are classified as land under roads, reserves and unallocated state land, national parks and leasehold land.

		Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State. This land is valued using the englobo approach as agreed by State Valuers-General. Further details on this valuation approach are outlined in Note 33. The most significant unobservable input in the valuation of land under roads is the valuers’ judgement in relation to the value that the market would assign to the restrictions placed on the land.

		The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of and restrictions on the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

		National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

		Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

Buildings	31,951	Buildings classified as Level 3 are those which, due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a current replacement cost approach.

		Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings, correctional centres, court houses and juvenile justice facilities, health services buildings (including hospitals) and social housing.

		Schools and early childhood buildings are valued on a current replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustment and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

		Correctional centres, court houses and juvenile justice facilities are valued using a current replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-47

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued

Description	Fair value at 30 June 2018 $M	Significant unobservable inputs
Buildings continued		Health services buildings (including hospitals) are valued using current replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction including fees, on costs if tendered on the valuation date are assessed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the assets’ current condition and remaining service life.

		Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. Significant unobservable inputs to the valuers’ adjustments are the discount rate applied to represent the cost of obtaining strata title.

Infrastructure	56,214	Level 3 infrastructure within the General Government sector is primarily roads held by the Department of Transport and Main Roads, and roads and tracks within National Park and State Forest land. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a current replacement cost methodology.

		Road infrastructure, and roads and tracks within National Park and State Forest land are valued based on a combination of raw material and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. These inputs take into consideration climatic and environmental conditions for each location and are adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

Heritage and cultural assets	1,452	Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

		Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

5-48	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector

Description	Fair value at 30 June 2018 $M	Significant unobservable inputs
Infrastructure	109,589	In addition to the infrastructure assets identified above in the General Government Sector, level 3 infrastructure for the Total State Sector includes rail, ports, electricity and water infrastructure assets.

		The majority of water infrastructure assets (mainly Seqwater) are valued using an income based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

		Port infrastructure has been largely valued using an income based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

		The valuation of electricity distribution and transmission infrastructure is undertaken using an income based approach. Being regulated assets, significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue caps, future capital expenditure requirements and selection of an appropriate discount rate.

		The valuation of NEM connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and RET scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

		The majority of rail infrastructure is valued using a current replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the current replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

Major Plant and Equipment	889	Major plant and equipment in the Total State Sector is primarily Queensland Rail rollingstock.

		Rollingstock is valued using a current replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-49

Notes to the Financial Statements

32.	Property, plant and equipment continued

Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources, Mines and Energy which for reporting purposes recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector, except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 34 Other non-financial assets.

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

5-50	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

33.	Intangibles

General Government Sector

	Gross		Accumulated amortisation		Written down value
	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M
Software development	1,844	1,857	(1,147)	(1,211)	698	646
Purchased software	322	346	(259)	(268)	63	78
Other	64	55	(19)	(16)	46	39

	2,231	2,258	(1,425)	(1,495)	806	763

	Software		Other		Total
	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	724	672	39	42	763	714
Acquisitions	8	7	4	3	12	10
Acquisitions through internal development	178	175	—	—	178	175
Disposals	(1)	(1)	—	(1)	(1)	(2)
Impairment (losses)/reversals[1]	(1)	—	—	—	(1)	—
Amortisation	(151)	(133)	(6)	(6)	(157)	(139)
Net asset transfers	3	5	9	1	12	6

Carrying amount at end of year	760	724	46	39	806	763

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-51

Notes to the Financial Statements

33.	Intangibles continued

Total State Sector

	Gross		Accumulated amortisation		Written down value
	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M
Software development	2,917	2,836	(1,905)	(1,888)	1,012	949
Purchased software	612	600	(409)	(400)	203	200
Licences and rights	67	67	(54)	(54)	13	13
Other	367	356	(67)	(53)	300	304

	3,962	3,860	(2,434)	(2,394)	1,528	1,466

	Software		Licences and rights		Other		Total
	2018	2017	2018	2017	2018	2017	2018	2017
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	1,149	1,046	13	16	304	290	1,466	1,352
Acquisitions	24	71	—	—	7	9	31	80
Acquisitions through internal development	309	231	—	—	—	—	309	231
Disposals	(1)	(2)	—	(1)	—	(2)	(1)	(4)
Impairment (losses)/reversals [1]	(1)	—	—	—	—	—	(1)	—
Amortisation	(258)	(244)	—	—	(19)	(16)	(277)	(260)
Net asset transfers	(6)	46	—	(2)	8	23	2	67

Carrying amount at end of year	1,215	1,149	13	13	300	304	1,528	1,466

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands, and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Assets Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. Items with a lesser value are expensed. The threshold for other entities does not exceed this amount.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

[1]	For information on Impairment policies, refer to Note 16.

5-52	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
34. Other non-financial assets

Current
Prepayments	886	291	992	411
Other	10	12	10	4

	896	303	1,002	415

Non-current
Biological assets	8	7	9	7
Prepayments	28	374	51	398
Other	2	2	9	2

	39	382	68	407

	935	686	1,070	822

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments, prepayments under finance lease agreements and payments of a general nature made in advance.

Under AASB141 Agriculture, biological assets are defined as living animals and plants. They are distinguished from other assets by the fact that they have the natural capacity to grow and/or procreate.

Biological assets are recognised at fair value and include livestock (comprising cattle, horses, and sheep), and plants (comprising grain and cotton crops).

35. Payables

Current
Trade creditors	2,065	1,946	2,869	2,630
Grants and other contributions	317	344	528	487
GST payable	60	60	154	140
Other payables	1,710	1,628	1,823	1,768

	4,152	3,978	5,375	5,025

Non-current
Trade creditors	239	204	270	230
Grants and other contributions	—	—	265	503
Other payables	5	1	7	9

	244	205	542	742

	4,396	4,183	5,916	5,767

Payables mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

Payables are recognised at amortised cost using the effective interest rate method.

36. Employee benefit obligations

(a) Superannuation liability
Current
Superannuation (refer Note 48)	2,039	1,962	2,039	1,962
Judges’ pensions (refer Note 48)	23	21	23	21

	2,062	1,983	2,062	1,983

Non-current
Superannuation (refer Note 48)	23,134	23,319	22,766	22,984
Judges’ pensions (refer Note 48)	804	745	804	745

	23,938	24,064	23,570	23,729

	26,000	26,047	25,632	25,712

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-53

Notes to the Financial Statements

36.	Employee benefit obligations continued

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

For the State Public Sector Superannuation Scheme (QSuper), expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2018 was 2.6% (2017: 2.7%).

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Energy Super Fund (ESF). The ESF uses discount rates in 2018 that are more closely aligned to the corporate bond rate (refer Note 48).

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
(b) Other employee benefits
Current
Salary and wages payable	744	713	841	793
Annual leave	1,859	1,739	2,061	1,927
Long service leave	449	418	860	780
Other employee entitlements	66	55	193	202

	3,118	2,926	3,955	3,702

Non-current
Long service leave	2,844	2,668	2,900	2,754
Other employee entitlements	12	14	21	24

	2,856	2,683	2,921	2,779

	5,974	5,608	6,876	6,481

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

5-54	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

36.	Employee benefit obligations continued

Long service leave continued

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2018 was 2.6% (2017: 2.7%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

If termination benefits meet the AASB 119 timeframe criterion for ‘short-term employee benefits’, they are measured according to the AASB 119 requirements for ‘short-term employee benefits’. Otherwise, termination benefits are measured according to the requirements for ‘other long-term employee benefits’. Benefits falling due more than 12 months after balance date are discounted to present value.

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
37. Deposits, borrowings and advances, securities and derivatives

(a) Deposits held

Current
Deposits at fair value through profit or loss	2	3	4,686	5,023
Interest bearing security deposits	—	—	15	17

	2	3	4,701	5,040

(b) Borrowings and advances

Advances received
Current
Commonwealth	38	29	38	29
Public Non-financial Corporations	2,284	1,345	—	—

	2,322	1,374	38	29
Non-current
Commonwealth	425	456	425	456

	2,747	1,830	462	485

Borrowings
Current
Finance lease liability (refer Note 41)	204	33	204	33
QTC borrowings	106	143	—	—
Loans - other	18	17	87	105

	328	193	291	138

Non-Current
Finance lease liability (refer Note 41)	1,410	1,303	1,410	1,303
QTC borrowings	29,150	31,216	—	—
Loans - other	521	528	776	774

	31,081	33,047	2,186	2,078

	31,408	33,240	2,477	2,216

At 30 June 2018, $4.57 billion was held in a redraw facility with QTC and offset against QTC Borrowings in the balance sheet. The redraw was reduced by $500 million in early July 2018.

Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-55

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
37. Deposits, borrowings and advances, securities and derivatives continued

(c) Securities and derivatives

Current
Government securities issued	—	—	15,134	14,818
Derivatives
Derivatives - cash flow hedges	—	—	77	384
Other derivatives	—	—	170	430

	—	—	15,381	15,631

Non-current
Government securities issued	—	—	81,073	83,311
Derivatives
Derivatives - cash flow hedges	—	—	15	27
Other derivatives	122	—	238	230

	122	—	81,327	83,568

	122	—	96,708	99,200

Deposits held, borrowings and advances, securities and derivatives disclosed in (a), (b) and (c) above are classified as either financial liabilities held at amortised cost or as financial liabilities at fair value through profit or loss. The carrying amount of financial liabilities in each of the categories is disclosed in Note 47.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs and subsequently measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include interest bearing security deposits, GGS loans from QTC and advances from the Commonwealth and PNFCs. The GGS loans from QTC and advances from PNFCs are eliminated on consolidation of the Total State Sector.

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial liabilities at fair value through profit or loss include deposits, government securities issued by QTC and derivatives. In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Government securities issued include short-term treasury notes, Australian and overseas bonds and floating rate notes principally raised by QTC.

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, commodity prices and foreign currency exchange rates. Strict criteria must be met in order for derivatives to be hedge accounted. GGS entities do not trade in derivatives.

Derivative financial instruments are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting period.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or long term fixed rate exposure. Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result.

5-56	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised as other economic flows included in the operating result. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the operating result.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative assets are disclosed in Note 25(a). Derivative instruments used by the State include: options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps which may be categorised as:

(i) Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel and gas.

Forward exchange contracts and cross currency swaps are entered into to protect against foreign exchange movements. These transactions relate to contracted purchases of components used in capital investments, capital equipment and operating expenditure denominated in foreign currencies.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, amounts that had been recognised in the hedge reserve in equity are transferred to the operating result. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gain or loss previously deferred in equity is transferred to the carrying amount of the asset or liability.

TSS net gains/losses deferred to or removed from equity were as follows:

•	net gains deferred to equity totalled $172 million (2017, losses of $651 million);

•	net gains of $135 million (2017: $411 million) were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements;

No amounts were deferred to or removed from equity by GGS entities in 2018 or 2017.

(ii) Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
38. Provisions
Current
Outstanding claims
Workers’ compensation	—	—	1,070	1,054
Other	219	123	228	133
Onerous contracts	—	—	1	18
National Injury Insurance Scheme Queensland	—	—	24	17
Queensland Government Insurance Fund	128	138	128	138
Other	220	243	305	325

	568	504	1,756	1,684

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-57

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
38. Provisions continued

Non-current
Outstanding claims
Workers’ compensation	—	—	1,650	1,649
Other	756	304	769	316
Onerous contracts	—	—	146	153
National Injury Insurance Scheme Queensland	—	—	861	440
Queensland Government Insurance Fund	1,139	1,031	1,139	1,031
Other	172	83	771	631

	2,067	1,418	5,336	4,220

	2,635	1,922	7,092	5,904

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Outstanding Claims

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables.

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
Outstanding claim recoveries and reinsurance receivables	11	3	183	174

In accordance with AASB 1023 General Insurance Contracts , the claims liability includes a risk margin in addition to expected future payments. These liabilities are discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

Workers’ Compensation

WorkCover Queensland is the main provider of workers’ compensation insurance in Queensland. The discount rate applied to Workers’ Compensation gross outstanding claims as at 30 June 2018 was 2.7% (2017: 2.5%), and the inflation rate was 3% (2017: 2.9%). The risk margin applied was 9.6% (2017: 9.8%).

National Redress Scheme for Survivors of Institutional Child Sexual Abuse (National Redress Scheme)

In April 2018, the Government announced Queensland would participate in the National Redress Scheme for Survivors of Institutional Child Sexual Abuse. The National Redress Scheme will run for 10 years and will provide eligible applicants support through a monetary payment capped at $150,000.

The provision for the National Redress Scheme includes an estimate of Queensland’s future payments to the Commonwealth including amounts for monetary payments, counselling, legal and administrative costs and offsets for payments previously made to survivors under the Forde Redress Scheme and the proportion of survivors estimated to pursue civil damages instead of a monetary payment under the National Redress Scheme.

National Injury Insurance Scheme Queensland (NIISQ)

NIISQ was established on 1 July 2016 to provide ongoing lifetime treatment, care and support services for people who sustain eligible, serious personal injuries in a motor vehicle accident on or after 1 July 2016, regardless of fault.

The NIISQ is funded via a levy which Queensland motorists pay for in conjunction with their Compulsory Third Party (CTP) premium and registration. The levy is set annually and is based on actuarial advice to fully fund present and likely future liabilities of the scheme. Scheme liabilities are long term in nature and estimates of costs are sensitive to underlying financial assumption for inflation and the discount rate. Actuarial assumptions underpinning the levy adopt long-term assumptions for inflation and the discount rate to support year to year levy stability (4.1% p.a. and 6% p.a. respectively for 2018).

5-58	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

38.	Provisions continued

National Injury Insurance Scheme Queensland (NIISQ) continued

NIISQ provisions are assessed annually by independent actuaries and are measured in accordance with AASB 137 as the present value of the expected future payments for claims of the NIISQ incurred up to 30 June 2018, including claims incurred but not reported. The estimate of the NIISQ provision is based on market consistent assumptions of 3.4% p.a. inflation and the discount rate of 3.6% p.a. as at 30 June 2018 (3.5% and 3.8% respectively for 2017).

Queensland Government Insurance Fund (QGIF)

QGIF was established as a centrally managed self-insurance fund for the State’s insurable liabilities covering property, medical and other liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities. Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2018 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2018 was 2.5% (2017: 2.55%).

Other provisions

(i) Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs, which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements, for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured downwards by $35 million during the year due to a change in future year cash flow assumptions.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(ii) Restoration provisions

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

General Government Sector movements in provisions

	Outstanding Claims	QGIF	Other Provisions	Total
	2018	2018	2018	2018
	$M	$M	$M	$M
Carrying amount at beginning of year	427	1,169	326	1,922
Additional provisions recognised	704	259	102	1,065
Reductions in provisions and payments	(143)	(133)	(58)	(334)
Change from remeasurement and discounting adjustments	(13)	(27)	22	(18)

Carrying amount at end of year	976	1,267	392	2,635

Total State Sector movements in provisions

	Outstanding Claims	NIISQ	QGIF	Other Provisions	Total
	2018	2018	2018	2018	2018
	$M	$M	$M	$M	$M
Carrying amount at beginning of year	3,151	457	1,169	1,126	5,903
Additional provisions recognised	2,440	447	259	114	3,259
Reductions in provisions and payments	(1,512)	(22)	(133)	(60)	(1,727)
Change from remeasurement and discounting adjustments	(802)	443	(27)	43	(343)

Carrying amount at end of year	3,276	1,325	1,267	1,223	7,092

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-59

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
39. Other liabilities

Current
Unearned revenue	478	576	658	720
Environmental surrender obligations (RECs, GECs, NGACs)	—	—	159	123
Other	155	195	127	130

	633	771	944	973

Non-current
Unearned revenue	243	246	681	702
Other	198	189	208	193

	441	435	888	896

	1,073	1,206	1,833	1,869

40. Notes to the Cash Flow Statement

(a) Reconciliation of operating result to net cash flows from operating activities

Operating result	1,368	3,173	2,074	7,269

Non-cash movements:
Depreciation and amortisation	3,331	3,074	5,858	5,539
Net (gain)/loss on disposal/revaluation of non-current assets	(29)	(12)	(177)	150
Impairment and write-off of bad debts	(28)	(21)	66	(237)
Equity accounting (profit)/loss	2	3	2	3
Unrealised net (gain)/loss on borrowings/investments	50	331	(551)	(2,380)
Revaluation (increments)/decrements	107	(36)	(1,730)	(2,862)
Net asset write downs, transfers and donations	(322)	(374)	(371)	(442)
Other	143	(668)	192	108

(Increase)/decrease in receivables	(372)	(886)	(87)	(370)
(Increase)/decrease in inventories	9	26	(149)	(85)
(Increase)/decrease in prepayment and other assets	(40)	(21)	(42)	(14)
Increase/(decrease) in payables	393	689	316	1,433
Increase/(decrease) in provisions	680	202	1,138	632
Increase/(decrease) in other liabilities	(142)	198	72	286

Total non-cash movements	3,782	2,505	4,537	1,760

Cash flows from operating activities	5,150	5,678	6,611	9,029

5-60	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued

(b) Changes in Liabilities Arising from Financing Activities

General Government Sector
		Cash Flows		Non-Cash Changes
	Closing Balance 2017	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Debt Write off	Closing Balance 2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Advances	1,830	3,254	(2,349)	—	—	11	—	—	2,747
Deposits	3	—	(1)	—	—	—	—	—	2
Borrowings	31,904	126	(151)	—	—	—	(2,085)	—	29,794
Leases	1,337	—	(326)	584	20	—	(1)	—	1,614
Other financing	—	50	(42)	—	122	—	(8)	—	122

	35,073	3,430	(2,867)	584	142	11	(2,093)	—	34,279

Total State Sector
		Cash Flows		Non-Cash Changes
	Closing Balance 2017	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Debt Write off	Closing Balance 2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Advances	485	—	(34)	—	—	11	—	—	462
Deposits	5,040	557	(920)	—	—	—	25	—	4,701
Borrowings	879	—	(7)	—	—	—	(9)	—	863
Leases	1,337	—	(326)	584	20	—	(1)	—	1,614
Other financing	99,200	53,087	(54,448)	—	(1,190)	—	59	—	96,708

	106,941	53,644	(55,735)	584	(1,170)	11	75	—	104,349

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-61

Notes to the Financial Statements

41.

Expenditure commitments

As at 30 June 2018, State Government entities had entered into the following capital and lease commitments. Commitments are exclusive of anticipated recoverable GST. These commitments are in addition to those disclosed as Public private partnerships (PPPs) in Note 27, except for finance lease commitments related to Education, Employment, Small Business and Training and Transport and Main Roads’ PPPs which are also included in Note 27. Other than obligations under finance leases, commitments have not been recognised as liabilities in the Balance Sheet.

		General Government Sector		Total State Sector
		2018	2017	2018	2017
		$M	$M	$M	$M
	Capital expenditure commitments

	Capital expenditure commitments contracted for at reporting date but not recognised in the Balance Sheet are:	2,974	2,653	3,601	3,216

	Operating lease commitments

	Not later than 1 year	548	511	653	620
	Later than 1 year but not later than 5 years	1,431	1,447	1,831	1,847
	Later than 5 years	1,409	1,360	1,916	1,923

		3,388	3,318	4,399	4,390

	Operating leases are primarily entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed but with inflation escalation clauses on which contingent rentals are determined. Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

	Finance lease commitments

	Not later than 1 year	321	142	321	142
	Later than 1 year but not later than 5 years	623	604	623	604
	Later than 5 years	2,252	2,296	2,252	2,296

	Total minimum lease payments*	3,195	3,041	3,195	3,041
	Future finance charges	(1,581)	(1,705)	(1,581)	(1,705)

	Total lease liabilities	1,614	1,337	1,614	1,337

	Current lease liabilities (refer Note 37)	204	33	204	33
	Non-current lease liabilities (refer Note 37)	1,410	1,303	1,410	1,303

		1,614	1,337	1,614	1,337

	Finance leases are entered into as a means of funding the acquisition of certain non-current physical assets. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

*  Includes minimum lease payments in relation to Education, Employment, Small Business and Training and Transport and Main Roads of $1.4 billion (2017: $1.1 billion) which are included in Note 27 PPPs.

42.	Cash and other assets held in trust

	Various monies were held in trust by State Government agencies at year end and have not been included as assets/liabilities in the Balance Sheet. A summary follows of entities holding assets in trust:

	QIC Limited	—	—	47,157	42,822
	The Public Trustee of Queensland	1,778	1,725	1,778	1,725
	Department of Natural Resources, Mines and Energy	156	121	156	121
	Queensland Performing Arts Trust	79	82	79	82
	Queensland Police Service	72	49	72	49
	Queensland Treasury	45	205	45	205
	Department of Housing and Public Works	25	19	25	19
	Queensland Rural and Industry Development Authority	20	21	20	21
	Justice and Attorney-General	15	17	15	17
	Other	69	63	69	63

		2,261	2,303	49,418	45,125

5-62	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

42.	Cash and other assets held in trust continued

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

43.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

•

there is a possible asset or obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

•

there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a General Government and Total State Sector perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988, any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of the Corporation, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
Contingent liabilities - quantifiable

Nature of contingency
Guarantees and indemnities	52,271	51,945	11,203	10,421
Other	13	326	16	328

	52,284	52,270	11,219	10,748

Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and Public Non-financial Corporations from QTC of $8.619 billion and $41.003 billion (2017, $8.938 billion and $41.47 billion) respectively and of insurance policies issued by Suncorp Life and Superannuation Limited of $257 million (2017, $274 million). QTC also provided guarantees of $1.2 billion relating to Australian Financial Services Licences for CS Energy, Energy Queensland Limited and Stanwell, and guarantees of $100 million (2017, $180 million) relating to the trading activities in the National Electricity Market of subsidiaries of Energy Queensland Limited.

Total State Sector

From a Total State perspective, borrowings by Public Non-financial Corporations from QTC as disclosed above are eliminated on consolidation.

Other

General Government Sector

As at 30 June 2018, there are 23 cases (2017, 16 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $9 million (2017, $271million).

Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation. Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-63

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

General Government Sector continued

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth) . The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

The Government has a potential significant liability in respect of compensation arising from actions that have impaired native title rights and interests since 1975. The High Court is currently reviewing the Full Federal Court’s decision in relation to Griffiths v Northern Territory (known as the Timber Creek case). The High Court’s decision is expected to establish a methodology to value compensation associated with extinguishment and impairment of native title.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility in regards to rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Agriculture and Fisheries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989 , provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Investigations into non-conforming building products

The State has established a dedicated taskforce to determine the existence of, and develop a response strategy regarding, non-conforming building products (particularly around aluminium composite panelling) on Queensland Government owned buildings and non-government owned buildings. At the time of certification of the financial statements, the taskforce has not been able to confirm the extent of this risk for the State or a quantification of the financial impact. This work will conclude in 2018-19.

Impact of disasters

As a result of disasters impacting Queensland, further claims are anticipated on the State via the Queensland Reconstruction Authority. As per the 2018-19 Budget papers, the expected future expenditure in relation to disasters is $860 million (2017, $1.184 billion), the majority of which is expected to be recovered from the Commonwealth.

The Queensland Floods Commission of Inquiry delivered its Final Report on 16 March 2012. The State is implementing relevant recommendations from the Interim and Final Reports. Certain property owners have commenced a class action making claims against the State in respect of the January 2011 flood.

Social benefit bond trial

The Department of Child Safety, Youth and Women has responsibility for administering two Social Benefit Bonds (SBBs): Indigenous Disadvantage (Newpin) and Multi Systematic Therapy (Youth Choice). Payment by the department is dependent on demonstrating the delivery of outcomes. The contingency relates to the portion of the payment where reliable estimates for the outcome payments are not available.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

5-64	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the Public Non-financial and Financial Corporation Sectors.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by QIC Limited in a trustee capacity totalled $47.487 billion at 30 June 2018 (2017, $43.135 billion).

State asset sales

As part of the State’s asset sales process in 2011-12 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

•

Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category.

•

State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities.

•	Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership.

•	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated.

•	Compensation potentially payable for improvements in the event of the termination of relevant leases.

•	Various warranties in relation to the businesses sold.

At present, the State is unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
Contingent assets - quantifiable

Nature of contingency
Guarantees and indemnities	7,898	6,929	8,644	7,665
Other	1	12	1	12

	7,900	6,941	8,645	7,678

Guarantees

General Government Sector

The Department of Natural Resources, Mines and Energy holds financial assurances of $6.411 billion (2017, $5.361 billion) for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

The Departments of Environment and Science and Natural Resources, Mines and Energy hold bank guarantees totalling $1.144 billion and $17 million (2017, $1.461 billion and $17 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other agreements.

The Department of Innovation, Tourism Industry Development and the Commonwealth Games holds bank guarantees totalling $200 million (2017: Nil).

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-65

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent assets - quantifiable continued

Guarantees continued

General Government Sector continued

The Department of Health held $3 million (2017, $2 million) in guarantees from third parties which are related to capital projects.

The Department of State Development, Manufacturing, Infrastructure and Planning holds bank guarantees in relation to the Advance Queensland Industry Attraction Fund (AQIAF) and other financial support provided to public sector proponents totalling $122 million (2017, $31 million).

The Department of Local Government, Racing and Multicultural Affairs held bank guarantees for the performance and satisfaction of construction contracts amounting to $53 million in 2017.

Total State Sector

In addition to the above General Government Sector quantifiable guarantees and indemnities, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $470 million (2017, $489 million).

Queensland Rail holds bank, insurance company and other guarantees of $191 million (2017, $186 million).

Energy Queensland Limited holds bank guarantees totalling $84 million (2017, $62 million) mainly relating to the construction of capital assets for energy customers.

Other

Contingent assets - not quantifiable

General Government Sector

Department of Natural Resources, Mines and Energy and SunWater Limited land

The Department of Natural Resources, Mines and Energy and SunWater Limited (SunWater) share a 8.827 hectare site at Rocklea. Various agreements entered into since 2001 with SunWater carry an obligation on SunWater to provide a freehold portion of land to the department at no cost with sale proceeds from the surplus land payable to SunWater. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department of Natural Resources, Mines and Energy will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

National Health Reform funding

The Department of Health may receive additional National Health Reform funding from the Commonwealth Government for health care activities delivered in 2016-17 and 2017-18. This is contingent on decisions being made by the Commonwealth and therefore cannot be reliably measured as at 30 June 2018.

Total State Sector

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters.

Bank guarantees

SunWater Limited holds a number of bank guarantees in the event of non-payment of services.

QIC performance fees

Performance fees are potentially receivable by QIC Limited subject to specific criteria being met over the performance period. If the performance criteria are not met over the performance period, no performance fee is receivable. At year end, based on performance to date, there remains a significant degree of uncertainty over whether performance targets will be achieved over the performance periods for some performance fee arrangements and it is not possible to estimate the financial effect of the contingent asset.

5-66	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

44.	Post balance date events

On 30 August 2018, the Government announced the establishment of CleanCo, a new renewable energy electricity generator. CleanCo will be a new government-owned corporation focused on renewable projects.

Bus services within South East Queensland (SEQ) are delivered by transport service providers. The Department of Transport and Main Roads has in place contracts with each service provider which are governed by the Transport Operations (Passenger Transport) Act 1994 . The Department of Transport and Main Roads finalised negotiations for 10 New Generation SEQ Bus Contracts in July 2018. The total expenditure commitment for these 10 contracts is estimated to be $1.643 billion over the next seven years.

45.	Defeased cross border leases

There were not any notable cross border or leveraged leases at financial year end.

46.	Financial risk management disclosure

The State’s activities expose it to a variety of financial risks, such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

(a) Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

The credit risk in relation to receivables is managed in the following manner:

•	trading terms require payment within a specified period after the goods and services are supplied;

•	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

•	bad debts are written off as they are incurred;

•	the credit ratings of all counterparties are monitored and limits adjusted where necessary;

•	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risk;

•	collateral arrangements are utilised to limit derivative credit exposure; and

•	derivative transactions are undertaken via recognised derivative trading exchanges where practical.

Receivables and loans past due but not impaired and past due and individually impaired are disclosed in Note 24.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Credit risk for the GGS and TSS on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. The State’s major concentrations of credit risk are with the banking sector, the National Electricity Market, the electricity distribution market and rural, housing and health sectors.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value-at-risk’ methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The State utilises collateral arrangements to limit its derivative credit exposure.

The State is exposed to significant concentrations of credit risk in the finance sector, in particular, the domestic banking sector. While the State has been focused on diversifying its investment portfolio, investments in bank credit predominate because of the State’s requirement to invest with counterparties rated BBB+ or better and to invest in highly liquid securities. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-67

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a)	Credit risk continued

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures by rating are as follows:

By credit rating 2018	AAA $M	AA+ $M	AA $M	AA- $M	A+ $M	A $M	Other $M	Total $M
Cash & equivalent	—	—	—	641	—	—	—	641
Financial assets	1,423	586	257	15,041	2,141	1,573	180	21,201
Derivatives	—	—	—	42	11	—	—	53

	1,423	586	257	15,724	2,152	1,573	180	21,895

	6%	3%	1%	72%	10%	7%	1%	100%

By credit rating 2017	AAA $M	AA+ $M	AA $M	AA- $M	A+ $M	A $M	Other $M	Total $M
Cash & equivalent	—	—	—	2,125	—	—	—	2,125
Financial assets	1,413	382	332	14,848	1,244	570	339	19,128
Derivatives	—	—	—	69	45	—	—	114

	1,413	382	332	17,042	1,289	570	339	21,367

	6%	2%	2%	80%	6%	2%	2%	100%

The State also operates in the National Electricity Market, operated by the Australian Energy Market Operator, which has strict prudential guidelines that minimise the potential for credit related losses. This is supported by individual GOCs’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

The State has made loans and advances to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of real property mortgages.

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The Total State Sector enters into derivative transactions under ISDA Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of default or other credit events. The Total State Sector’s ISDA agreements do not currently meet the criteria for offsetting at balance date, and accordingly the relevant assets and liabilities are shown grossed up.

Collateral is also transferred with derivative counterparties to reduce the Total State Sector’s credit exposure.

The following table presents financial instruments that are subject to enforceable master netting or similar agreements but not yet offset in the balance sheet. The column ‘net amount’ shows the impact on Total State if all set off rights were exercised.

	Gross amount $M	Master netting & collateral $M	Net amount $M
2018
Financial assets:
- Derivative assets	420	(228)	192
Financial liabilities:
- Derivative liabilities	379	(195)	184
- Non-derivative financial liabilities	4	—	4

Net exposure	37	(33)	4

5-68	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a)	Credit risk continued

Master netting arrangements continued

	Gross amount $M	Master netting & collateral $M	Net amount $M
2017
Financial assets:
- Derivative assets	916	(651)	265
Financial liabilities:
- Derivative liabilities	1,068	(518)	550

Net exposure	(152)	(132)	(285)

(b)	Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC measures the minimum liquidity requirement to comfortably meet the following scenarios simultaneously:

•	Standard & Poor’s Liquidity Ratio - maintaining a ratio greater than 80% of liquid assets over debt;

•	Liquidity forecast - maintaining a minimum of $4 billion forecast liquidity over any pending 12 month period; and

•

Daily cash balances - maintaining a minimum of five working days’ net cash requirements in 11AM cash, RBA repo eligible securities and Negotiable Certificates of Deposits to fund the net cash flows from assets and liabilities on QTC’s Balance Sheet.

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement.

The contractual maturities of financial liabilities are included below:

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2018
	1 Year or Less $M	1 to 5 Years $M	Over 5 Years $M	Total $M	Carrying Value $M
Payables	6,271	369	436	7,076	7,076
Commonwealth borrowings	52	237	312	602	462
Other liabilities at amortised cost	2,576	547	2,555	5,679	4,437
QTC borrowings	1,405	5,293	28,666	35,364	29,256
Government securities and other loans at fair value	2	—	—	2	2
Derivatives	—	38	113	151	122

	10,307	6,484	32,083	48,874	41,355

As at 30 June 2017
	1 Year or Less $M	1 to 5 Years $M	Over 5 Years $M	Total $M	Carrying Value $M
Payables	5,943	331	430	6,704	6,704
Commonwealth borrowings	47	262	349	659	485
Other liabilities at amortised cost	1,423	358	2,103	3,884	3,227
QTC borrowings	1,587	5,677	30,686	37,951	31,358
Government securities and other loans at fair value	3	—	—	3	3

	9,004	6,629	33,569	49,201	41,778

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-69

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b)	Liquidity risk continued

Total State Sector

The table below sets out the contractual cash flows of the TSS’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2018	1 year or less $M	1 to 5 years $M	Over 5 years $M	Total $M	Carrying value $M
Payables	7,918	676	436	9,030	9,030
Commonwealth borrowings	52	237	312	602	462
Other liabilities at amortised cost	292	547	2,555	3,395	2,152
Government securities and other loans at fair value	23,690	40,150	51,278	115,118	101,234
Derivatives	245	164	121	529	500

	32,197	41,774	54,703	128,674	113,380

As at 30 June 2017	1 year or less $M	1 to 5 years $M	Over 5 years $M	Total $M	Carrying value $M
Payables	7,403	879	430	8,712	8,712
Commonwealth borrowings	47	262	349	659	485
Other liabilities at amortised cost	78	358	2,103	2,539	1,882
Government securities and other loans at fair value	23,558	41,375	44,746	109,680	103,503
Derivatives	673	326	13	1,012	1,071

	31,761	43,200	47,641	122,602	115,653

(c)	Market risk

(i)	Interest rate and unit price risk

Interest income

The GGS and TSS are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. The GGS is also exposed to interest rate risk through its deposits and fixed rate notes with QTC. The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was reduced to 7% from 1 July 2015 and retained for 2017-18. These assets are held to fund superannuation and other long-term obligations of the State.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a 1% movement in interest rates on the GGS cash balances would be a $13 million (2017: $10 million) change in the GGS operating result and equity.

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually and was changed to 7% with effect from 1 July 2015. Assuming all other variables remained constant, if the return on the notes and investments moved by +/-1%, the GGS operating result and equity would have been approximately $322 million higher or lower (2017: $330 million).

5-70	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk continued

(i)	Interest rate and unit price risk continued

General Government Sector continued

QTC borrowings by the GGS are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on QTC borrowings were to change by 1%, the effect on GGS operating result and equity would be approximately $293 million (2017: $314 million).

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework and complemented by other measures such as defined stress tests and PVBP (the change in present value for a 1 basis point movement).

	Total State Sector
	2018 $M	2017 $M
Interest rate risk VaR at 30 June	11	16
Average for the year	14	14
Financial year - minimum	11	10
Financial year - maximum	24	16

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2018, the State had an exposure of approximately $0.90 million (2017: $0.77 million) per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $12 million (2017: $26 million) change to the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by 1%, the effect on the State’s operating result and equity would be approximately $368 million (2017: $371 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end refer to individual agency statements, particularly QTC.

(ii)	Share price and commodity price risk

Share price risk

At 30 June 2017, the State held less than 3% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price changed by 10%, the effect on the State’s operating result and equity would be approximately $24 million (2017: $29 million).

Commodity price risk

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity in the National Electricity Market. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for TSS are CS Energy, Energy Queensland Limited and Stanwell Corporation Limited.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-71

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk continued

(ii)	Share price and commodity price risk continued

Commodity price risk continued

On the assumption that all other variables remain constant, the impact of electricity forward price movements on the State’s operating result and equity are as follows:

	2018				2017
	Operating Result		Equity		Operating Result		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%
CS Energy	(25)	16	(127)	117	—	(4)	(134)	134
	+20%	-20%	+20%	-20%	+20%	-20%	+20%	-20%
Energy Queensland Limited	6	(1)	171	(166)	25	(21)	127	(124)
	+30%	-30%	+30%	-30%	+30%	-30%	+30%	-30%
Stanwell	(22)	54	(275)	254	(133)	157	(461)	437

(d)	Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State’s exposure to foreign exchange risk is not considered material due to the effectiveness of risk management strategies.

5-72	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018 $M	2017 $M	2018 $M	2017 $M
47. Net fair value of financial instruments
The carrying amounts of the GGS and TSS financial assets and financial liabilities by category are:
Financial assets
Cash and deposits	1,298	1,027	1,201	2,586
Receivables and loans at amortised cost	5,585	5,685	5,372	5,185
Held-to-maturity	30,024	31,153	258	354
Fair value through profit and loss (at initial recognition)	2,223	2,086	69,473	68,707
Fair value through profit and loss (held for trading/not hedge accounted)	1	—	306	757
Available-for-sale investments	23,519	22,239	419	384

	62,650	62,191	77,028	77,972

Financial liabilities
Amortised cost	41,231	41,775	11,661	11,097
Fair value through profit and loss (at initial recognition)	2	3	101,311	103,896
Fair value through profit and loss (held for trading/not hedge accounted)	122	—	408	660

	41,355	41,778	113,380	115,653

Net gains/(losses) on available-for-sale investments recognised in equity	(1)	(3)	(1)	(3)

The carrying amounts of GGS and TSS’s financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below.

General Government Sector	Carrying amount 2018 $M	Fair value 2018 $M	Carrying amount 2017 $M	Fair value 2017 $M
Financial Liabilities
QTC borrowings	29,300	31,534	31,402	33,912

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13. The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

•	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

•	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

•	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-government bonds and investments in certain unit trusts.

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, commercial paper, non-actively traded corporate, government and semi-government bonds, certain money market securities, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in level 3 of the fair value hierarchy. These may include unit trusts, power purchase agreements and other electricity derivative contracts.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-73

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Valuation policies and procedures of the GGS and TSS are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and TSS include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within level 2 and level 3 of the fair value hierarchy are:

•	Broker quotes or market prices for similar instruments;

•	Expected cash flows;

•	Interest rates;

•	Exchange rates;

•	Market indices;

•	Credit spreads;

•	Forward curve prices;

•	Extrapolation rates;

•	Scalar and translation factors;

•	Market volatility; and

•	Renewable Energy Targets.

The following table presents the GGS and TSS financial assets and liabilities recognised and measured at fair value.

	Level 1 $M	Level 2 $M	Level 3 $M	Total $M
General Government Sector
2018
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	188	—	188
Other investments	139	1,693	156	1,988
Available-for-sale financial assets
Corporate bonds	398	—	—	398

Total assets	538	1,881	156	2,575

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	—	—	122	122

Total liabilities	—	—	122	122

2017
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	187	—	187
Other investments	131	1,618	123	1,872
Available-for-sale financial assets
Corporate bonds	357	—	—	357

Total assets	488	1,805	123	2,416

There were no General Government Sector financial liabilities at fair value in 2017.

5-74	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

	Level 1 $M	Level 2 $M	Level 3 $M	Total $M
Total State Sector

2018
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	188	—	188
Derivatives	97	292	23	412
Securities and bonds	11,457	3,121	—	14,579
Shares	238	—	—	238
Loans	—	9,425	—	9,425
Other investments	803	29,893	14,186	44,882
Available-for-sale financial assets
Corporate bonds	398	—	—	398

Total assets	12,994	42,920	14,209	70,122

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	160	187	153	500
Deposits	—	4,684	—	4,684
Government securities issued	86,316	9,892	—	96,208
Borrowings	—	325	—	325

Total liabilities	86,476	15,087	153	101,716

2017
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	187	—	187
Derivatives	332	499	25	856
Securities and bonds	5,083	7,639	—	12,723
Shares	294	—	—	294
Loans	—	9,731	—	9,731
Other investments	809	29,834	14,939	45,583
Available-for-sale financial assets
Corporate bonds	357	—	—	357
Shares	7	—	—	7

Total assets	6,883	47,890	14,965	69,738

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	482	583	6	1,070
Deposits	—	5,020	—	5,020
Government securities issued	85,853	12,276	—	98,129
Borrowings	—	334	—	334

Total liabilities	86,335	18,213	6	104,553

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and TSS recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

Floating rate notes were transferred from level 2 to level 1 during the year ended 30 June 2018. There were no significant transfers between level 1 and level 2 during the year ended June 2017. There were no derivative instruments of the TSS transferred out of level 3 to level 2 in 2018 but there were certain derivatives transferred in 2017 due to an increase in market liquidity and the instruments becoming readily available.

Net changes in level 3 instruments are not material.

The sensitivity of the State’s financial instruments is disclosed in Note 46.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-75

Notes to the Financial Statements

48. Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

•	State Public Sector Superannuation Scheme (QSuper);

•	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1957 (Judges’ Scheme); and

•	Energy Super Fund (ESF)

QSuper and Judges’ Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget-dependent agencies, together with certain statutory bodies and Government owned corporations, (excluding principally the Queensland electricity supply industry), make employer contributions as required.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the legislation under the Superannuation Industry (Supervision) Act 1993 and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is assessed annually by the State Actuary. The latest full actuarial review of the QSuper scheme was as at

30 June 2017 and was presented in a report dated 1 December 2017.

The QSuper defined benefit account is closed to new members.

The Judges’ Scheme provides defined benefit pension entitlements to serving judges, Crime and Corruption Commission Queensland Commissioners and Parole Board President and the Deputy Presidents and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957 , the Crime and Corruption Act 2001 and the Corrective Services Act 2006 . The Judges’ Scheme is a wholly unfunded scheme.

These schemes expose the State to the following :

•

Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation;

•	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations;

•	Investment risk resulting from the mismatch between the current investment strategy and the liabilities; and

•	Demographic risk resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions.

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993 .

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2016 by Sunsuper Financial Services Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the fund. If the fund were to be wound up there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this fund is closed to new members.

5-76	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018 $M	2017 $M	2018 $M	2017 $M
48. Retirement benefit obligations continued

Present value of the defined benefit obligation

QSuper DB	31,615	31,091	31,615	31,091
Judges	827	766	827	766
ESF	—	—	772	859

Total present value of the defined benefit obligation	32,442	31,857	33,214	32,716

Fair value of plan assets

QSuper DB	6,442	5,810	6,442	5,810
ESF	—	—	1,140	1,194

Total fair value of the plan assets	6,442	5,810	7,582	7,004

Defined benefit obligation Liability/(Asset) recognised in Balance Sheet

QSuper DB	25,173	25,281	25,173	25,281
Judges	827	766	827	766
ESF	—	—	(368)	(335)

Liability/(Asset) recognised in Balance Sheet	26,000	26,047	25,632	25,712

Reconciliation of the present value of the defined benefit obligation

Opening balance	31,857	32,596	32,716	33,635
Current service cost	905	952	938	990
Contributions by plan participants	209	225	218	235
Interest cost	818	613	852	643
Benefits paid (including contributions tax)	(1,984)	(1,965)	(2,143)	(2,128)
Actuarial (gain)/loss	638	(564)	634	(659)

Closing balance	32,442	31,857	33,214	32,716

Reconciliation of the fair value of plan assets

Opening balance	5,810	5,236	7,004	6,448
Return on plan assets at discount rate	150	99	196	133
Return on plan assets above discount rate (actuarial gain)	537	529	584	623
Employer contributions - State share of beneficiary payments	1,700	1,668	1,700	1,668
Employer contributions	—	—	3	7
Contributions by plan participants	209	225	218	235
Benefits paid (including contributions tax)	(1,964)	(1,947)	(2,123)	(2,110)

Closing balance	6,442	5,810	7,582	7,004

Present value of the obligation by funding policy

Present value of the obligation - wholly unfunded	827	766	827	766
Present value of the obligation - wholly/partly funded	25,173	25,281	24,804	24,946

	26,000	26,047	25,632	25,712

Amounts recognised in Operating Statement

Current service cost (including employer contributions)	905	952	938	990
Superannuation interest cost	667	514	656	510

Total amounts recognised in Operating Statement	1,572	1,466	1,594	1,500

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-77

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government Sector		Total State Sector
	2018 $M	2017 $M	2018 $M	2017 $M
Remeasurements of net defined benefit obligation
Actuarial gain/(loss) due to changes in demographic assumptions	(407)	—	(407)	—
Actuarial gain/(loss) due to changes in financial assumptions	(575)	949	(575)	1,020
Actuarial gain/(loss) due to changes in experience adjustments	344	(385)	348	(361)
Return on plan assets above discount rate	537	528	585	624

Amounts recognised in Statement of Changes in Net Assets (Equity)	(101)	1,092	(49)	1,283

Plan Asset Allocations

The State Public Sector Superannuation scheme holds investments with the following asset allocations:

	2018 Quoted $M	2018 Unquoted $M	2017 Quoted $M	2017 Unquoted $M
Global equities	4,565	—	3,970	—
Global private equity	—	113	—	127
Global real estate	—	1,240	—	1,151
Cash and fixed interest	—	524	—	562

Total	4,565	1,877	3,970	1,840

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme.

	2018 $M	2017 $M
The major categories of Energy Super Fund plan assets are as follows:
Global equities	571	597
Cash and fixed interest	171	179
Real estate	114	121
Other	284	297

	1,140	1,194

	2018 $M	2017 $M	2018 $M	2017 $M
	QSuper DB	QSuper DB	ESF	ESF
Actual return on plan assets	688	627	93	130

	QSuper DB	ESF
Estimate of State share of benefits (employer contributions) to be paid in 2018-19	2,029	3

5-78	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Principal actuarial assumptions at 30 June 2018	QSuper DB	Judges	ESF
Discount rate (gross)	2.60%	2.60%	3.7 - 3.9%
Future inflationary salary increases	3.10%	3.10%	3.0 - 4.0%
Expected CPI increases	2.10%	N/A	N/A

Principal actuarial assumptions at 30 June 2017	QSuper DB	Judges	ESF
Discount rate (gross)	2.70%	2.70%	3.8 - 4.0%
Future inflationary salary increases	3.00%	3.00%	3.0 - 4.0%
Expected CPI increases	2.00%	N/A	N/A

At 30 June 2018, the weighted average duration of the QSuper defined benefit obligation is 8.2 years (8.7 years, 2017) and 9 years for the ESF defined benefit obligation.

Sensitivity Analysis for each significant actuarial assumption

	$M QSuper DB	$M Judges
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,462)	(114)
Future inflationary salary increases	2,594	141
Expected CPI increases	178	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 2-6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by Queensland Treasury Corporation. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (93% of benefit payments) as per the relevant actuarial investigation for funding purposes.

Under the Debt Action Plan announced in the 2015-16 Budget the Government has suspended for five years, commencing in 2015-16, the investment of defined benefit employer contributions.

The Long Term Asset portfolio held by the Government, within the TSS, to fund the employee entitlement liabilities includes interest rate and inflation linked portfolios intended to partially hedge the corresponding liability risks.

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2018 relating to the GGS entities listed in Note 50 totalled 229,455 (2017: 222,017). The full time equivalent employees number for 2018 calculated using the same scope as Budget Paper 2 (Table 5.2) is 223,728 (2017: 215,868).

The number of Total State full time equivalent employees at 30 June 2018 relating to the consolidated entities listed in Note 50 totalled 249,525 (2017: 241,516).

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-79

Notes to the Financial Statements

49.	Related parties and Ministerial remuneration

Key Management Personnel

All Ministers in the Queensland Cabinet are considered to be Key Management Personnel (KMP) of the State (including the GGS).

The aggregate remuneration of all Ministers (according to the period of time each Member of Parliament served as Minister) is as follows:

	2018 $M	2017 $M
Short-term benefits	6	6
Post-service benefits	1	1

Total	7	7

Short-term benefits include base and additional salary entitlements, motor vehicle allowances, personal use of motor vehicles, chauffeur services and other entitlements. Post-service benefits comprise Government superannuation contributions for Ministers.

There are no material transactions between the State and Key Management Personnel.

Transactions between the GGS and entities within the PNFC and PFC sectors

Note 1(b) describes the reporting relationship between the GGS and entities within the PNFC and PFC sectors. These entities are partially consolidated and are disclosed as Investments in public sector entities in Note 25(b). Names of these individual entities can be found in Note 50.

The following are the major transactions and balances (>$100 million) between the GGS and other public sector entities:

Revenue and assets

The GGS records dividend and income tax equivalent income from entities within the PNFC and PFC sectors as per Note 7 and the related receivables per Note 24(a). Deferred tax equivalent income from the PNFC and PFC sectors is shown on the Operating Statement and deferred tax equivalent assets and liabilities are shown on the Balance Sheet.

The State has cash fund balances with QTC which are disclosed in Note 23.

The GGS holds fixed rate notes from QTC which earn interest that is included in Note 6, and the Balance Sheet amount is disclosed in Note 25(a). The rate on the fixed rate notes is also discussed in Note 46(c)(i).

The GGS receives competitive neutrality fees from entities within the PNFC sector which are included in guarantee fees per Note 3. GGS payroll tax revenue per Note 3 includes $105 million (2017 $107 million) from entities within PNFC and PFC sectors.

Expenses and liabilities

The GGS has borrowings with QTC; Note 13 discloses the interest expense which is predominantly with QTC and the borrowing balances are shown in Note 37(b). Further information on the terms of the QTC loans can be found in Note 46(c)(i).

Under the State’s cash management regime, GOCs advance surplus cash to the GGS. The GGS pays interest on these advances at the QTC Cash Fund rate. The balance outstanding on these GOC advances is per Note 37(b).

The GGS has a Transport Service Contract expense with Queensland Rail, disclosed in Note 11, and pays Community Service Obligations to Electricity and Water PNFC entities as per Note 14.

In 2016-17, as part of the Powering Queensland Plan, the GGS has assumed the obligation for the Solar Bonus Scheme for the next 3 years and granted $771 million to Energy Queensland Limited to fund this cost. This expense is included in Note 14.

Workers’ compensation premiums are paid to WorkCover by the GGS as per Note 9.

Equity injections and withdrawals

During 2016-17, the GGS transferred $600 million in investments to fund the National Injury Insurance Scheme Queensland, a Public Financial Corporation and $110 million in equity was returned from North Queensland Bulk Ports Corporation as part of the Government’s Debt Action Plan. Dividends treated as capital returns are disclosed in Note 19.

5-80	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

•	net operating result in excess of $5 million; or

•	net assets in excess of $75 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended

30 June 2018. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government

Aboriginal and Torres Strait Islander Partnerships Agriculture and Fisheries

Child Safety, Youth and Women (Established as at 12 December 2017)

Communities, Disability Services and Seniors (Renamed as at 12 December 2017)

Education (Renamed as at 12 December 2017)

Employment, Small Business and Training (Established as at 12 December 2017)

Energy and Water Supply (Abolished as at 12 December 2017) Environment and Science (Renamed as at 12 December 2017)

* Corporate Administration Agency - shared service provider

* Arts Queensland

Housing and Public Works

* Building and Asset Services - commercialised business unit

* QFleet - commercialised business unit

* CITEC - commercialised business unit

* Queensland Shared Services - shared service provider

Innovation, Tourism Industry Development and the Commonwealth Games (Renamed as at 12 December 2017)

Justice and Attorney-General

Local Government, Racing and Multicultural Affairs (Renamed as at 12 December 2017)

National Parks, Sports and Racing (Abolished as at 12 December 2017)

Natural Resources, Mines and Energy (Renamed as at 12 December 2017)

Premier and Cabinet

*Screen Qld Pty Ltd

Public Safety Business Agency

Public Service Commission

Queensland Corrective Services (Established 21 December 2017)

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury

Science, Information Technology and Innovation (Abolished as at 12 December 2017)

State Development, Manufacturing, Infrastructure and Planning (Renamed as at 12 December 2017)

* Economic Development Queensland - commercialised business unit

Transport and Main Roads

* RoadTek - commercialised business unit

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-81

Notes to the Financial Statements

50.	Controlled entities continued

General Government continued

Other General Government entities

Anti-Discrimination Commission

Board of the Queensland Museum

* Queensland Museum Foundation Trust

Crime and Corruption Commission

Cross River Rail Delivery Authority

Electoral Commission of Queensland

Gold Coast 2018 Commonwealth Games Corporation

Gold Coast Waterways Authority

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

* Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Inspector-General of Emergency Management

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

Queensland Agricultural Training Colleges

Queensland Art Gallery Board of Trustees

* Queensland Art Gallery I Gallery of Modem Art (QAGOMA) Foundation

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority (previously QRAA)

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

*Aviation Australia Pty Ltd (Formed in October 2001 however not previously consolidated)

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

* Gold Coast Events Management Ltd

Trade and Investment Queensland

5-82	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

Public Non-financial Corporations

CS Energy Limited

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CS Energy Group Holdings Pty Ltd

* CS Energy Group Operations Holdings Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Oxyfuel Pty Ltd

* CS Kogan (Australia) Pty Ltd

* Kogan Creek Power Pty Ltd

* Kogan Creek Power Station Pty Ltd

Energy Queensland Limited

*Energex Limited Australia

*Ergon Energy Corporation Limited

*Ergon Energy Queensland Pty Ltd

*SPARQ Solutions Pty Ltd

*Varnsdorf Pty Ltd

*VH Operations Pty Ltd

*Yurika Pty Ltd

*Metering Dynamics Pty Ltd

*Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

* Gladstone Marine Pilot Services Pty Ltd

* Gladstone WICET Operations Pty Ltd (dormant)

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

Port of Townsville Limited

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Rail

* Queensland Rail Limited

* On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury)

* Brisbane Port Holdings Pty Ltd

* City North Infrastructure Pty Ltd (dormant)

* DBCT Holdings Pty Ltd

* Network Infrastructure Company Pty Ltd (dormant)

* Queensland Airport Holdings (Cairns) Pty Ltd (dormant)

* Queensland Airport Holdings (Mackay) Pty Ltd (dormant)

* Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

* Energy Portfolio 1 Pty Ltd (dormant)

* Glen Wilga Coal Pty Ltd (dormant)

* Goondi Energy Pty Ltd

* Mica Creek Pty Ltd

* SCL North West Pty Ltd

* Tarong Energy Corporation Pty Ltd (dormant)

* Tarong Fuel Pty Ltd

* Tarong North Pty Ltd

* TEC Coal Pty Ltd

* TN Power Pty Ltd

SunWater Limited

* Burnett Water Pty Ltd

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-83

Notes to the Financial Statements

50.	Controlled entities continued

Public Financial Corporations

QIC Limited (non-trading entities are not included in this list)

*QIC (UK) Management Limited

*QIC European Investment Services Limited

*QIC Infrastructure Management No.2 Pty Ltd

*QIC Infrastructure Management Pty Ltd

*QIC Investments No. 1 Pty Ltd

*QIC Investments No. 2 Pty Ltd

*QIC Investments No. 3 Pty Ltd

*QIC Private Capital Pty Ltd

*QIC Retail Pty Ltd

*QICP Pty Ltd (previously QIC Properties Pty Ltd)

* QIC US Management, Inc.

*QIC Corporate Management, Inc.

*QIC Global Infrastructure (US), Inc.

*QIC Non-Member Manager LLC

*QIC Properties US, Inc.

*QIC US Investment Services Inc

*QIC US Management, Inc.

*QIC US Private Equity, LLC

*QIC US Private Equity No. 2 LLC

*QIC US Regional Shopping Center Fund GP LLC

*QIC US Shopping Centre Fund No.1 GP LLC

*South Bay Managing Member LLC

The National Injury Insurance Agency, Queensland

Queensland Treasury Corporation

WorkCover Queensland

51.	Reconciliation to GFS

The following reconciliations to GFS are determined in accordance with the ABS GFS Manual.

(a)	Reconciliation to GFS Net Operating Balance

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2018
Net result from transactions
Net operating balance (as per Operating Statement)		1,753	1,893	(1,810)	(1,909)	(73)
Convergence differences
Other operating expenses - onerous contract	a	—	(2)	—	—	(2)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,849)	(60)	1,909	—

Total convergence differences		—	(1,851)	(60)	1,909	(2)

GFS Net Operating Balance		1,753	42	(1,870)	—	(75)

2017
Net result from transactions
Net operating balance (as per Operating Statement)		2,825	2,398	(1,383)	(1,688)	2,152
Convergence differences
Other operating expenses - onerous contract	a	—	(2)	—	—	(2)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,647)	(41)	1,688	—

Total convergence differences		—	(1,649)	(41)	1,688	(2)

GFS Net Operating Balance		2,825	749	(1,424)	—	2,150

Notes:

The convergence differences comprise:

a.

The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS.

b.

GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from intersector transactions.

5-84	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

An elimination difference arises in respect of social benefits of $38 million (2017: $37 million) in the GGS and $133 million (2017: $92 million) in the TSS. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or TSS, whereas under AASB 10, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

(b) Reconciliation to GFS Fiscal Balance

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2018
Fiscal Balance (as per Operating Statement)		(586)	1,797	(1,783)	(1,917)	(2,490)

Convergence differences
Relating to net operating balance		—	(1,851)	(60)	1,909	(2)
Purchases of non-financial assets	a	(103)	—	—	—	(103)
Sales of non-financial assets	a	50	—	—	—	50
Change in net inventories	a, b	13	—	—	—	13

GFS Fiscal Balance		(626)	(55)	(1,843)	(8)	(2,531)

2017
Fiscal Balance (as per Operating Statement)		560	2,101	(1,349)	(1,652)	(341)

Convergence differences
Relating to net operating balance		—	(1,649)	(41)	1,688	(2)
Purchases of non-financial assets	a	(116)	—	—	—	(116)
Sales of non-financial assets	a	81	—	—	—	81
Change in net inventories	a, b	(2)	—	—	—	(2)

GFS Fiscal Balance		523	452	(1,390)	36	(379)

Notes:

The convergence differences comprise:

a.

GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB 1049.

b.	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

(c) Reconciliation to GFS Total Change in Net Worth

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2018
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		721	2,922	284	(2,503)	1,423

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,849)	(60)	1,909	—
Relating to other economic flows
Net gain on investments in other entities	b	439	—	—	(439)	—
Deferred income tax equivalents	c	(445)	418	27	—	—
Net restoration costs	d	—	18	—	—	18
Onerous contracts	e	—	(24)	—	—	(24)
Remeasurement of shares and other contributed capital	f	—	(1,485)	(251)	1,736	—

Total convergence differences		(7)	(2,922)	(284)	3,206	(7)

GFS Total Change in Net Worth		714	—	—	702	1,417

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-85

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(c) Reconciliation to GFS Total Change in Net Worth continued

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2017
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		6,889	2,460	662	423	10,433

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,647)	(41)	1,688	—
Relating to other economic flows
Net gain on investments in other entities	b	339	—	—	(339)	—
Deferred income tax equivalents	c	(274)	232	41	—	—
Net restoration costs	d	(8)	90	—	—	81
Onerous contracts	e	—	(24)	(1)	—	(24)
Remeasurement of shares and other contributed capital	f	—	(1,111)	(662)	1,773	—

Total convergence differences		57	(2,460)	(662)	3,122	57

GFS Total Change in Net Worth		6,945	—	—	3,545	10,490

Notes:

The convergence differences comprise:

a.

GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from intersector transactions.

b.

The measurement of equity investments in other public sector entities differs for GFS in that, for example, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

c.

GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the TSS as they arise from intersector transactions.

d.	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the TSS.

e.

The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS

f.	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

5-86	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(d) Reconciliation to GFS Net Worth

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2018
Net Worth (as per Balance Sheet)		195,708	18,905	4,216	(28,694)	190,135

Convergence differences
Financial assets
Investment in other entities	a	6,451	—	—	(6,451)	—
Non-financial assets
Restoration assets	b	(2)	(69)	—	—	(70)
Deferred tax assets	c	(6,420)	(536)	(46)	7,002	—
Liabilities
Deferred tax liabilities	d	582	6,331	88	(7,002)	—
Restoration provision	e	1	535	—	—	537
Provision for onerous contracts	f	—	147	—	—	147
Shares and other contributed equity	g	—	(25,314)	(4,259)	29,572	—

Total convergence differences		613	(18,905)	(4,216)	23,121	613

GFS Net Worth		196,321	—	—	(5,573)	190,748

2017
Net Worth (as per Balance Sheet)		194,988	17,890	3,993	(28,158)	188,712

Convergence differences
Financial assets
Investment in other entities	a	6,012	—	—	(6,012)	—
Non-financial assets
Restoration assets	b	(2)	(50)	—	—	(52)
Deferred tax assets	c	(6,186)	(749)	(45)	6,980	—
Liabilities
Deferred tax liabilities	d	794	6,126	60	(6,980)	—
Restoration provision	e	1	499	—	—	501
Provision for onerous contracts	f	—	170	—	—	170
Shares and other contributed equity	g	—	(23,887)	(4,008)	27,894	—

Total convergence differences		619	(17,890)	(3,993)	21,883	619

GFS Net Worth		195,607	—	—	(6,275)	189,332

Notes:

The convergence differences comprise:

a.

The measurement of equity investments in other public sector entities differs for GFS in that, for example, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

	General Government Sector
	2018 $M	2017 $M
Reconciliation of GAAP GGS investments in other public sector entities to GFS
Investments in other public sector entities under GAAP	23,120	21,882
Add net deferred tax equivalent liabilities reported by PNFC and PFC	5,837	5,392
Add provisions for onerous contracts recorded by PNFC and PFC	147	170
Add net restoration costs	467	449
Investments in other public sector entities under GFS	29,571	27,894

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-87

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(d) Reconciliation to GFS Net Worth continued

b.	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the TSS.

c.

GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the TSS as it arises from intersector transactions.

d.

GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the TSS as it arises from intersector transactions.

e.	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the TSS.

f.	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the TSS.

g.	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

(e) Reconciliation to GFS Cash Surplus/(Deficit)

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2018
Cash surplus/(deficit)		315	207	(1,246)	22	(702)

Convergence differences
Acquisitions under finances leases and similar arrangements	a	(584)	—	—	—	(584)

GFS Cash Surplus/(Deficit)		(269)	207	(1,246)	22	(1,286)

2017
Cash surplus/(deficit)		1,448	1,834	(1,098)	7	2,189

Convergence differences
Acquisitions under finances leases and similar arrangements	a	(758)	—	—	—	(758)

GFS Cash Surplus/(Deficit)		690	1,834	(1,098)	7	1,431

Notes:

a.

The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the TSS.

5-88	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2018	2017	2018	2017
	$M	$M	$M	$M
52. Expenses from transactions by function

General public services	5,391	5,483	9,629	9,331
Public order and safety	4,992	4,732	4,924	4,680
Economic affairs	1,717	2,421	7,131	7,474
Environmental protection	786	797	771	790
Housing and community amenities	963	932	1,666	1,680
Health	16,834	15,739	16,739	15,642
Recreation, culture and religion	1,606	965	1,677	1,018
Education	13,618	12,976	13,473	12,839
Social protection	4,655	3,771	4,994	4,165
Transport	5,772	5,553	6,091	5,832

	56,335	53,369	67,096	63,450

53. Sector assets by function

General public services[1]	47,174	46,266	63,001	63,296
Public order and safety	8,214	8,095	7,953	7,915
Economic affairs	11,353	11,904	42,470	43,201
Environmental protection	72,467	70,913	72,458	70,907
Housing and community amenities	18,314	17,358	31,987	30,861
Health	15,106	14,683	15,061	14,638
Recreation, culture and religion	4,149	4,067	4,825	4,737
Education	21,632	20,723	21,503	20,566
Social protection	2,003	1,885	2,702	2,175
Transport	70,234	73,927	79,874	83,088

	270,647	269,821	341,834	341,385

1	For GGS, includes fixed rate notes and investments in other public sector entities. For TSS, includes investments managed by QIC, securities and bonds.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-89

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison

Operating Statement

	Variance Notes	Published Budget 2018 $M	Actual 2018 $M	Change $M	Change %
Revenue from Transactions
Taxation revenue		13,298	13,244	(54)	-0.4%
Grants revenue	1	27,631	27,966	336	1.2%
Sales of goods and services		6,067	5,884	(183)	-3.0%
Interest income		2,330	2,389	59	2.5%
Dividend and income tax equivalents income	2	2,057	2,920	863	41.9%
Other revenue	3	4,487	5,685	1,198	26.7%
Total Revenue from Transactions		55,869	58,087	2,219	4.0%

Less Expenses from Transactions
Employee expenses	4	22,420	22,678	258	1.2%
Superannuation expenses
Superannuation interest cost		600	667	68	11.3%
Other superannuation expenses		2,753	2,744	(9)	-0.3%
Other operating expenses		17,037	17,258	221	1.3%
Depreciation and amortisation	5	3,094	3,324	231	7.5%
Other interest expense		1,706	1,614	(92)	-5.4%
Grants expenses		8,114	8,048	(66)	-0.8%
Total Expenses from Transactions		55,724	56,335	611	1.1%

Equal Net Operating Balance		145	1,753	1,608

Other Economic Flows - Included in Operating Result
Gain/(loss) on sale of assets and investments/settlement of liabilities		19	29	9
Revaluation increments and impairment loss reversals		(26)	(79)	(53)
Asset write-down, revaluation decrements and impairment loss		(219)	(239)	(20)
Actuarial adjustments to liabilities		77	(69)	(146)
Deferred income tax equivalents		64	(42)	(106)
Dividends and tax equivalents treated as capital returns		20	50	30
Other		(10)	(34)	(24)
Total Other Economic Flows - Included in Operating Result	6	(75)	(384)	(309)

Operating Result		70	1,368	1,298

Other Economic Flows - Other Movements in Equity
Revaluations		3,784	(647)	(4,432)
Other		1	—	(1)
Total Other Economic Flows - Other Movements in Equity	7	3,785	(647)	(4,433)

Comprehensive Result - Total Changes in Net Worth		3,855	721	(3,134)

KEY FISCAL AGGREGATES

Net Operating Balance		145	1,753	1,608

Less Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		5,123	5,127	4
Less Sales of non-financial assets		392	291	(101)
Less Depreciation		3,093	3,325	231
Plus Change in inventories		71	13	(58)
Plus Other movement in non-financial assets		797	815	18
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		2,506	2,339	(167)

Equal Fiscal Balance		(2,361)	(586)	1,774

5-90	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Balance Sheet

	Variance Notes	Published Budget 2018 $M	Actual 2018 $M	Change $M	Change %
Assets
Financial Assets
Cash and deposits	8	548	1,298	749	136.6%
Receivables and loans
Receivables	9	4,190	4,750	559	13.3%
Advances paid		831	629	(202)	-24.4%
Loans paid		135	207	72	53.4%
Securities other than shares	10	32,166	32,639	473	1.5%
Shares and other equity investment
Investments in public sector entities		22,787	23,120	333	1.5%
Investments in other entities		8	8	—	0.0%
Investments accounted for using equity method		148	147	(1)	-0.9%
Total Financial Assets		60,814	62,797	1,983	3.3%

Non-Financial Assets
Inventories		600	524	(77)	-12.7%
Assets held for sale		50	184	134	266.6%
Investment properties		354	371	18	5.0%
Property, plant and equipment	11	203,749	198,609	(5,140)	-2.5%
Intangibles		713	806	93	13.1%
Deferred tax asset		6,119	6,420	300	4.9%
Other non-financial assets		822	935	113	13.8%
Total Non-Financial Assets		212,407	207,850	(4,558)	-2.1%

Total Assets		273,221	270,647	(2,575)	-0.9%

Liabilities
Payables	12	4,089	4,396	307	7.5%
Employee benefit obligations
Superannuation liability	13	23,355	26,000	2,645	11.3%
Other employee benefits	14	5,510	5,974	464	8.4%
Deposits held		3	2	(1)
Borrowings and advances
Advances received	15	1,541	2,747	1,206	78.3%
Borrowings	16	33,758	31,408	(2,350)	-7.0%
Securities other than shares		—	122	122	100%
Deferred tax liability		494	582	88	17.9%
Provisions	17	1,807	2,635	828	45.8%
Other liabilities	18	743	1,073	330	44.4%
Total Liabilities		71,300	74,939	3,639	5.1%

Net Assets		201,922	195,708	(6,214)	-3.1%

Net Worth
Accumulated surplus		89,712	89,705	(8)	0.0%
Reserves		112,210	106,004	(6,206)	-5.5%
Total Net Worth		201,922	195,709	(6,214)	-3.1%

KEY FISCAL AGGREGATES
Net Financial Worth		(10,485)	(12,141)	(1,656)
Net Financial Liabilities		33,273	35,261	1,989
Net Debt		1,622	(494)	(2,116)

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-91

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Cash flow Statement

	Variance Notes	Published Budget 2018 $M	Actual 2018 $M	Change $M	Change %
Cash Flows from Operating Activities
Cash received
Taxes received		13,296	13,232	(64)	-0.5%
Grants and subsidies received	19	27,628	28,020	392	1.4%
Sales of goods and services		6,165	5,916	(249)	-4.0%
Interest receipts		2,328	2,389	61	2.6%
Dividends and income tax equivalents	20	2,309	2,668	359	15.5%
Other receipts	21	5,595	6,992	1,397	25.0%
		57,320	59,216	1,896	3.3%
Cash paid
Payments for employees		(26,099)	(25,964)	135	-0.5%
Payments for goods and services		(18,661)	(18,496)	165	-0.9%
Grants and subsidies		(8,045)	(8,014)	30	-0.4%
Interest paid	22	(1,706)	(1,590)	116	-6.8%
Other payments		—	(1)	(1)	100%
		(54,511)	(54,066)	445	-0.8%

Net Cash Flows from Operating Activities		2,809	5,150	2,341	83.4%

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets		(5,123)	(5,127)	(4)	0.1%
Sales of non-financial assets		392	291	(101)	-25.6%
		(4,731)	(4,835)	(104)	2.2%
Financial Assets (Policy Purposes)
Equity acquisitions		(18)	(4)	15	-80.6%
Equity disposals		520	557	37	7.1%

Advances and Concessional Loans Paid		(148)	(166)	(18)	12.3%
Advances and Concessional Loans Received		106	147	41	38.7%
		460	534	74	16.1%
Financial Assets (Liquidity Purposes)
Sales of investments		3,814	4,549	735	19.3%
Purchases of investments		(2,546)	(5,644)	(3,098)	121.7%
	23	1,268	(1,095)	(2,363)	-186.4%

Net Cash Flows from Investing Activities		(3,003)	(5,396)	(2,393)	79.7%

Cash Flows from Financing Activities
Cash received
Advances received	24	502	3,254	2,752	548.3%
Proceeds of borrowing		426	146	(280)	-66%
Deposits received		—	50	50	100%
		928	3,450	2,522	271.7%
Cash paid
Advances paid	24	(292)	(2,349)	(2,056)	703.2%
Borrowing repaid		(603)	(542)	61	-10.1%
Deposits withdrawn		—	(42)	(42)	100%
		(895)	(2,933)	(2,038)	227.7%

Net Cash Flows from Financing Activities		33	517	484	1456.9%
Net increase/(decrease) in Cash and Deposits Held		(161)	271	432	-268.2%
Cash and deposits at the beginning of the financial year		710	1,027	318	44.8%
Cash and Deposits Held at the End of the Financial Year		548	1,298	749	136.6%

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		2,809	5,150	2,341
Net Cash Flow from Investments in Non-Financial Assets		(4,731)	(4,835)	(104)
CASH SURPLUS/(DEFICIT)		(1,922)	315	2,237

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(1,922)	315	2,237
Acquisitions under finance leases and similar arrangements		(618)	584	1,202	-194.4%
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(2,540)	899	3,439

5-92	Audited Consolidated Financial Statements 2017–18 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS

Operating Statement

1

Grant revenue was $336 million higher than the 2017-18 Budget estimate reflecting higher GST revenue, advance payment of the Financial Assistance Grants for local councils from the Australian Government, and higher National Health Reform Agreement funding, offset in part by roads and rail project funding from the Australian Government being reprofiled to future years.

2

Dividend and income tax equivalents income was $863 million higher in 2017-18 than forecast in 2017-18 Budget. Dividends increased $456 million driven by improved earnings from the electricity generation and network businesses, which have benefited from favourable wholesale energy market conditions, higher electricity generation and operational business and procurment savings. Tax equivalent income increased $406 million compared to the 2017-18 Budget reflecting increased profitability of the electricity sector, and strong investment returns from WorkCover Queensland.

3	Other revenue increased $1.198 billion over the 2017-18 Budget estimate mainly due to the impact of higher coal prices on coal royalties.

4	Employee expenses were $258 million higher than the 2017-18 Budget estimate due in part to additional health services activity.

5

Depreciation and amortisation expenses have increased $231 million since the 2017-18 Budget due mainly to changes to useful lives for road infrastructure and increases in the stock of Health infrastructure.

6

Total other economic flows - included in operating result were $309 million lower than the 2017-18 original budget. This variance is largely attributable to actuarial adjustments to the Long Service Leave Central Scheme and lower deferred income tax equivalent income from electricity generation businesses.

7	Other movements in equity were $4.433 billion lower than expected at 2017-18 Budget mainly due to:

•

downwards valuation of property plant and equipment within the sector of $2.837 billion which is largely attributable to the devaluation of road infrastructure ($6.104 billion), offset in part by upwards valuations of land under roads and other non-financial assets.

•	actuarial adjustments to the valuation of defined benefit superannuation liabilities ($1.191 billion).

Balance Sheet

8	Refer to Cash Flow Statement for movements in the cash balance.

9	Receivables increased $559 million compared to the 2017-18 Budget mainly due to an increase in dividend receivables from the Government-owned electricity businesses.

10

The $473 million increase in securities other than shares is largely a result of a higher than expected opening balance at 1 July 2017 and lower than expected investment withdrawals for defined benefit superannuation beneficiary payments.

11

The $5.140 billion decrease in property, plant and equipment compared to the 2017-18 Budget is mainly due to downwards revaluation of roads infrastructure offset by an increase in valuation of land under roads.

12

Payables were $307 million higher than that forecast in the 2017-18 Budget. The increase is due in part to higher than anticipated accrued expenditure for transport operations and timing of payment of Compulsory Third Party insurance premiums collected to insurers.

13

Superannuation liabilities were $2.645 billion higher than Budget due to lower Commonwealth bond yields and higher salary inflation assumptions compared to those used to estimate the defined benefit obligations at the time of the 2017-18 Budget.

14

Other employee entitlements obligations were $464 million higher than the 2017-18 Budget due in part to actuarial valuation adjustments to the long service leave scheme liabilities which were based on assumptions consistent with those used in the valuation of superannuation liabilities (refer to Note 13).

15	Advances received were $1.206 billion higher than the 2017-18 Budget as more GOCs joined the cash management scheme.

16	Borrowings were $2.350 billion lower than the 2017-18 Budget mainly due to the improved operating position.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-93

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Variance notes continued

Balance Sheet continued

17

Provisions increased $828 million from the time of 2017-18 Budget following the removal of the statutory limitation periods applying to civil actions brought by survivors of child sexual abuse and the recognition in 2018 of Queensland’s expected claim costs of participating in the National Redress Scheme for Survivors of Institutional Child Sexual Abuse.

18	The increase in other liabilities of $330 million is in large part due to the reclassification of the lease incentive for 1 William Street which was recognised as a payable in the 2017-18 Budget.

Cash Flow Statement

19	The variance in grants and subsidies received is higher than in the Operating Statement (refer to variance note 1) due to lower grant receivables than budgeted.

20

Dividend and tax equivalent receipts are $359 million higher than expected at budget mainly as a result of higher income tax equivalent receipts from the energy sector, in line with improved operating results, and an unbudgeted tax equivalent receipt from Workcover Queensland.

21	Other receipts are $1.397 billion higher than budget mainly due to higher than expected coal royalty receipts and higher than expected receipt of GST input tax credits from the ATO.

22	The variance in interest paid is mainly as a result of lower borrowings (refer balance sheet variance note 16).

23	Net cash outflows from liquidity purposes are $2.363 billion higher than the 2017-18 Budget, mainly due to the investment with QTC, of additional net cash flows from operating activities.

24	Net advances received are $696 million higher than the 2017-18 Budget. This is the result of higher than expected advances received from GOCs through the cash management strategy.

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Certificate of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2017-18

Management Certificate

The foregoing GGS and TSS consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and TSS consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2018.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and TSS consolidated financial statements misleading or inaccurate.

David Newby, CA	Mary-Anne Curtis	The Honourable Jackie Trad MP
Director, Whole of Government Reporting	Acting Under Treasurer	Deputy Premier
Queensland Treasury	Queensland Treasury	Treasurer
Minister for Aboriginal and Torres Strait Islander Partnerships

30 November 2018

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-95

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the audit of the financial report

Opinion

I have audited the accompanying consolidated financial report of the Queensland Government including the General Government Sector and Total State Sector.

In my opinion, the financial report:

a)	gives a true and fair view of the Queensland Government’s financial position as at 30 June 2018, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009 and Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The financial report comprises the balance sheets as at 30 June 2018, operating statements, statements of changes in net assets (equity), and cash flow statements for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the certificate given by the Treasurer, Acting Under Treasurer and Director, Whole of Government Reporting.

Basis for opinion

I conducted my audit in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the Queensland Government in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General of Queensland Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Other information

Other information comprises the information included in the Queensland Government’s Report on State Finances for the year ended 30 June 2018 but does not include the financial report and my auditor’s report thereon.

The Treasurer, through Queensland Treasury, is responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

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In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the department for the financial report

The Treasurer, through Queensland Treasury, is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009 and Australian Accounting Standard 1049 Whole of Government and General Government Sector Financial Reporting, and for such internal control as is determined necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. AASB 1049 requires compliance with other applicable Australian Accounting Standards.

The Treasurer, through Queensland Treasury, is also responsible for disclosing matters related to going concern and using the going concern basis of accounting in the preparation of the financial statements, unless this is assessed as not being appropriate.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Queensland Government’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Treasurer.

•	Conclude on the appropriateness of the Queensland Government’s use of the going concern basis of accounting.

Audited Consolidated Financial Statements 2017–18 – Queensland Government	5-97

•

Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Treasurer, through Queensland Treasury, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

Report on other legal and regulatory requirements

In accordance with s.42 of the Auditor-General Act 2009, for the year ended 30 June 2018:

a)	I received all the information and explanations I required.

b)	In my opinion, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

4 December 2018

Brendan Worrall	Queensland Audit Office
Auditor-General	Brisbane

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